Exhibit 10.33

Dated 3rd November 2008

1.     Esterline Technologies Limited

2.     Esterline Technologies Corporation

3.     EMA Holdings UK Limited

4.     Ametek, Inc.

AGREEMENT

for the sale and purchase

of the entire issued share capital

of Muirhead Aerospace Limited

CMS Cameron McKenna LLP

Mitre House

160 Aldersgate Street

London EC1A 4DD

T +44(0)20 7367 3000

F +44(0)20 7367 2000

Execution Copy

Table of contents

1.	Definitions and Interpretation	1
2.	Sale and purchase	9
3.	Consideration	10
4.	Completion	10
5.	Transitional Services and Retention Bonus Payments	11
6.	Warranties and undertakings	12
7.	Limitation of Seller’s liability	14
8.	Protection of goodwill and trade secrets	14
9.	Termination	16
10.	Third party rights	16
11.	Further assurance	17
12.	Confidentiality; announcements	17
13.	Assignment	18
14.	Waiver; variation; invalidity	18
15.	Costs and expenses	19
16.	Payments	19
17.	Guarantee	20
18.	Entire agreement	20
19.	Counterparts	21
20.	Time of the essence	21
21.	Notices	21
22.	Governing law and jurisdiction	22
23.	Seller’s Guarantee	23
24.	Purchaser’s Guarantee	23
25.	Agent for Service	24

Schedule 1 The Companies		26

Part 1		26

Part 2		27

Part 3		28

Part 4		29

Schedule 2 Properties		30

Part 1 Properties		30

Part 2 Leases		30

Part 3 Letting Documents		31

Schedule 3 Intellectual Property		32

Part 1 Registered IP (excluding Licences In)		32

Part 2 Material unregistered IP (excluding Licences In)		34

Part 3 Licences In - registered		34

Part 4 Licences In - material unregistered		35

Implied licences from some customers of the Business to use specifications and design drawings provided by customers to design and manufacture parts for such customers		35

Schedule 4 Information Technology		36

Part 1 IT Systems		36

Part 2 Domain names		37

Schedule 5 Completion Obligations		39

1.	Seller’s Completion obligations	39
2.	Purchaser’s Completion obligations	40

Schedule 6 Warranties		41

Part 1 General warranties		41

1.	Power to contract	41
2.	The Company	41
3.	Connected business	42
4.	Accounts	43
5.	Post-Balance Sheet Date events	44
6.	Transactions with the Seller, directors and Connected Persons	45
7.	Finance	46
8.	Environment	47
9.	Health and Safety	49
10.	Other assets	49
11.	Insurance	50
12.	Litigation	51
13.	Licences	51
14.	Trading	53
15.	Contracts	56
16.	Employees	57
17.	Pension Schemes	59
18.	Intellectual Property Rights	61
19.	Information technology and telecommunications	64
20.	Legislation	65
21.	Information	65
22.	Properties	65

Part 2 Taxation Warranties		68

23.	General	68
24.	Payment of Tax	68
25.	Compliance	68
26.	Taxation Claims Reliefs and Liabilities	69

27.	Corporation Tax/Capital Allowances	69
28.	Close Companies	70
29.	Tax Avoidance	70
30.	Value Added Tax	70
31.	Share Schemes/Restricted Securities	70
32.	International	70
33.	Non-Arm’s Length Transactions	71
34.	Groups of Companies	71
35.	Stamp Duties	71
36.	Group Payment Arrangements	71

Schedule 7 Limitation of Seller’s liability		72

1.	General limitations	72
2.	Quantum	72
3.	Time limits	73
4.	Conduct of Claims	73
5.	Recovery from Third Parties	75

Schedule 8 Working Capital Adjustment		76

Schedule 9 List of documents in the agreed form		79

Schedule 10 Form of Working Capital Statement		80

Schedule 11 Transitional Services		82

THIS AGREEMENT is made the 3rd day of November 2008

BETWEEN

(1)	Esterline Technologies Limited, (registered in England with number 03837209) whose registered office is at Mitre House, 160 Aldersgate Street, London EC1A 4DD (the “Seller”);

(2)

Esterline Technologies Corporation, a company incorporated in the State of Delaware, USA whose principal office is at City Centre Bellevue, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004, USA (the “Seller’s Guarantor”);

(3)	EMA Holdings UK Limited, (registered in England with number 4600860) whose registered office is at PO BOX 36, 2 New Star Road, Leicester, Leicestershire LE4 9JQ (the “Purchaser”); and

(4)	Ametek, Inc., a company incorporated in the State of Delaware, USA whose principal office is at 37, North Valley Road, Building 4, Paoli, PA 19301, USA (the “Purchaser’s Guarantor”).

RECITALS

(A)	Details of Muirhead Aerospace Limited (“Muirhead”), Advanced Input Devices (UK) Limited (“AIDL”) and Norcroft Dynamics Limited (“Norcroft”) are set out in Parts 1, 2 and 3 of Schedule 1.

(B)	Muirhead is the beneficial owner of the entire issued share capital of AIDL and the legal and beneficial owner of the entire issued share capital of Norcroft.

(C)	The diagram showing the Seller’s group structure at Completion is set out in Part 4 of Schedule 1.

(D)	The Seller has agreed to sell the Shares to the Purchaser and the Purchaser has agreed to purchase the Shares on and subject to the terms and conditions of this Agreement.

(E)	The Seller’s Guarantor has agreed to guarantee the obligations of the Seller under this Agreement.

(F)	The Purchaser’s Guarantor has agreed to guarantee the obligations of the Purchaser under this Agreement.

NOW IT IS AGREED as follows:

1.	Definitions and Interpretation

Defined terms

1.1	In this Agreement:

“Accounts” means the audited financial statements of each Company as at the relevant Balance Sheet Date (comprising a balance sheet, profit and loss account, notes, auditors’ and directors’ reports and a cashflow statement). Copies of the Accounts have been initialled by or on behalf of each of the Parties for the purpose of identification;

“Acquiror’s Business” means a business operated by any company excluded from clause 8.1 by reason of clause 8.3, to the extent that such business is or may in any way be in competition with all or any part of the Business;

“Actual Borrowing Amount” means the aggregate amount necessary to repay in full all External Borrowings of the Companies outstanding as of the Completion Date;

“Actual Cash Balance” means the amount of the Cash at 11.59pm on the day immediately preceding the Completion Date;

“Actual Working Capital” means the adjusted working capital of the Companies as shown in the Working Capital Statement as agreed or determined pursuant to Schedule 8;

“Affiliate” means in relation to any body corporate from time to time (i) a parent undertaking of such body corporate; or (ii) a subsidiary undertaking of such body corporate or of any such parent undertaking;

“AID Inc” means Advanced Input Devices Inc, a company incorporated in the State of Delaware, USA whose principal office address is at Coeur d’Alene, Idaho, USA;

“Agreement” means (subject to sub-clause 18.1 (This Agreement)) this Agreement including the Recitals and Schedules, but not the Tax Deed;

“Balance Sheet Date” means 31 October 2007 in relation to AIDL and 26 October 2007 in relation to Muirhead and Norcroft;

“Business” means the business of the Companies at the date of Completion;

“Business Day” means a day (other than a Saturday or Sunday) when banks are open for business in the City of London;

“Cash” means the aggregate fair market value of any cash, bank deposits or cash equivalents or derivative instruments owned by any Company expressed in pounds sterling, and taking into account any cheques that have been received by any Company (as listed in the schedule in the agreed form) and any outstanding but unpaid cheques issued by any Company, but excluding any amount taken into consideration in calculating the Inter Company Receivables, less the amount included in the balance sheets contained in the Accounts in respect of customer deposits or prepayments;

“CAA” means the Capital Allowances Act 2001;

“CA 85” means the Companies Act 1985;

“Charges” means (a) the charge over 3,581,565 shares in Muirhead in favour of Wachovia Bank (representing 65% of the issued share capital) in accordance with an agreement dated 29 May 2007; and (b) the charge over 65 shares in AIDL in favour of Wachovia Bank in accordance with an agreement dated 11 June 2003;

“Commercial Information” means all information which belongs to the Companies or is used exclusively by the Companies for the purposes of the Business (or any aspect of it);

“Companies” means Muirhead, AIDL and Norcroft and each of them is a “Company”;

“Company Expenses” means collectively, the amount of the unpaid fees or expenses or bonuses (other than Retention Bonuses and Incentive Bonuses) that have been or will be incurred by the Companies on or prior to the Completion Date (whether payable before or after Completion) on behalf of the Companies, the Seller, and/or any member of the Retained Group in connection with the preparation, negotiation and execution of this Agreement, the consummation or performance of any of the transactions contemplated by this Agreement including, without limitation, the fees and expenses of any broker, investment banker or financial advisor, and any legal, accounting and consulting fees and expenses;

“Competent Authority” means (i) any person (whether autonomous or not) having legal and/or regulatory authority and/or enforcement powers; (ii) any court of law or tribunal in any jurisdiction; and/or (iii) any Taxation Authority;

“Completion” means completion of the sale and purchase of the Shares pursuant to this Agreement;

“Completion Date” means the date of Completion;

“Completion Tax Statement” has the meaning given to it in the Tax Deed;

“Connected Person” means a person connected (within the meaning of section 839 TA 88) with the Seller or with any of the directors (or any former director) of either Company;

“Consideration” means the consideration payable for the Shares pursuant to Clause 3 (Consideration);

“Deeds of Assignment” means the agreed form deeds of assignment between (a) Muirhead and the Seller’s Guarantor, (b) AIDL and AID Inc and (c) AIDL and the Seller’s Guarantor in relation to the assignment of the ‘Muirhead’, ‘Traxball’ and ‘Traxsys’ trade marks;

“Disclosed” means fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed and the specific warranty or warranties to which it relates) by the Disclosure Letter (and “Disclosure” shall be construed accordingly);

“Disclosure Letter” means the letter described as such, dated as of the date of this Agreement and addressed by the Seller to the Purchaser;

“Employee Options” means the share options held by any employee of any Company (including Graham Payne) in respect of shares in any member of the Retained Group;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“Environment”, “Environment Agreement”, “Environment Law” and “Environment Liability” are as defined in paragraph 8 of Part 1 of Schedule 6 (Environment);

“ERA” means the Employment Rights Act 1996;

“Esterline Reorganisation” means the reorganisation of the Retained Group of companies which occurred prior to Completion as described in the step plan extracts of which are set out in the document in the agreed form entitled “Esterline UK Tax Restructuring” and dated 29 October 2008;

“Estimated Working Capital” means £8,036,000 being the bona fide estimate of the amount of the Actual Working Capital agreed between the Seller and the Purchaser at Completion as set out in the schedule in agreed form;

“Existing Customer” means any person who at any time during the 12 months preceding Completion shall have been a customer of a Company;

“Existing Use” is as defined in paragraph 22 of Part 1 of Schedule 6 (Properties);

“External Borrowings” means the aggregate of the amounts (if any) of all outstanding borrowings and outstanding indebtedness in the nature of borrowings of any Company, including without limitation any bank debit balances, bonds, notes, loan stock, debentures or other debt instruments, any overdraft or finance lease and also accrued interest on the foregoing items and any premiums, fees, penalties, expenses and other amounts related thereto, but excluding ordinary trade credit and also excluding any amount taken into consideration in calculating the Inter-Company Payables and also excluding any amount owing from one Company to another Company;

“FA” means Finance Act;

“Financial Year” means a financial year within the meaning of section 390 Companies Act 2006;

“FRS” means a financial reporting standard in force at the date of this Agreement as issued by the Accounting Standards Board Limited;

“Harm” and “Hazardous Matter” are as defined in paragraph 8 of Part 1 of Schedule 6 (Environment);

“Incentive Bonus” means any and all bonuses payable by any Company to any officers, employees (in each case excluding Graham Payne) or independent contractors pursuant to any bonus scheme relating to the financial performance of any Company for all periods ending on or prior to the Completion Date but excluding the Retention Bonuses;

“Incentive Bonus Payment Date” means a date on or around 15 December 2008;

“Indemnities” means the indemnities given by the Seller to the Purchaser as set out in clauses 6.5 and 6.6 and “Indemnity” shall be construed accordingly;

“Intellectual Property Rights” is as defined in paragraph 18 of Part 1 of Schedule 6 (Intellectual Property Rights);

“Inter-Company Payables” means the aggregate of the amounts (if any) owing, including in respect of interest accrued on all such amounts, as at the opening of business on the Completion Date from the Companies to members of the Retained Group, excluding the Ordinary Trading Items, expressed in pounds sterling;

“Inter-Company Receivables” means the aggregate of the amounts (if any) owing, including in respect of interest accrued on all such amounts, as at the opening of business on the Completion Date from members of the Retained Group to the Companies, excluding the Ordinary Trading Items, expressed in pounds sterling;

“IT Assignment Documents” means the documents in the agreed form for the transfer of certain software to AIDL from Infor;

“IT Contracts”, “IT Services” and “IT Systems” are as defined in paragraph 19 of Part 1 of Schedule 6 (Information technology and telecommunications);

“IT(EP)A” means the Income Tax (Earnings and Pensions) Act 2003;

“Know How” is as defined in paragraph 18 of Part 1 of Schedule 6 (Intellectual Property Rights);

“Lease” means in relation to any Property, if applicable, the lease under which the Property is held by any Company;

“Letting Documents” means, in relation to any Property, leases, underleases, tenancies, licences or other agreements or arrangements giving rise to rights of occupation (in each case as amended) to which the Property is subject;

“Licences In” and “Licences Out” are as defined in paragraph 18 of Part 1 of Schedule 6 (Intellectual Property Rights);

“Litigation” means any actual or prospective proceedings, whether judicial, administrative, tribunal, arbitral, criminal or similar and whether or not subject or intended to be subject to Alternative Dispute Resolution techniques;

“Losses and Expenses” means losses, damages, liabilities, claims, demands, costs and expenses and all reasonably incurred legal and other professional fees (including, for the avoidance of doubt in relation to clauses 6.5(b), 6.5(c) 6.5(d) and 6.5(g) any employer’s Class 1 national insurance or other Tax);

“Ordinary Trading Items”: means ordinary trade indebtedness outstanding at Completion and relating to the period up to Completion only, between the Companies and members of the Retained Group, but excluding management charges and other administrative charges or recharges payable by the Companies (which shall be paid in full prior to Completion);

“Other Property” is as defined in paragraph 8 of Part 1 of Schedule 6 (Environment);

“Parties” means the Purchaser, the Purchaser’s Guarantor, the Seller and the Seller’s Guarantor (and “Party” shall be construed accordingly);

“Payne Compromise Agreement” means the agreed form compromise agreement between Muirhead and Graham Payne to be delivered by the Seller duly executed on Completion;

“Pension Schemes” means agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on retirement for the benefit of any present or former director, officer or employee of any Company or for the benefit of the dependants of any such persons;

“Permits” is as defined in paragraph 8 of Part 1 of Schedule 6 (Environment);

“Permitted Business” means:

(a)	the existing business of Mason Electric in relation to the manufacture and sale of cursor control devices (other than track balls), save that Mason may not sell such devices to Existing Customers in respect of applications met by products supplied (or to be supplied) under existing contracts with those Existing Customers by AIDL (but, for the avoidance of doubt, where AIDL has an existing contract with an Existing Customer this prohibition will not prevent Mason Electric from selling such devices to such Existing Customer in relation to other applications);

(b)	the existing business of BVR Technologies (“BVR”) in relation to the manufacture and sale of rotary actuation devices and angular position sensors (including but not limited to linear actuation or rotary actuation products that utilise BVR’s custom precision planetary gearbox in-house design and manufacturing capability and/or BVR’s patented Hall effect digital sensing technologies) for customers other than Existing Customers of the motion business of Muirhead, provided that:

(i)	such business may not manufacture or supply products for the downhole/oil and gas industry (except to its existing customer Moog); and

(ii)	(subject to sub-paragraph (i)) BVR may manufacture and sell products to any of the following existing customers of BVR in North America only, namely (1) BAE, (2) Hamilton Sundstrand, (3) Pratt Whitney, (4) Boeing and (5) Parker Hannifin, provided that BVR may not sell products meeting applications met by products supplied (or to be supplied) under existing contracts with such customers by any Company; and

(c)	any motion control business with sales in excess of US$100,000,000 that may be acquired by any member of the Retained Group from a third party on arm’s length terms.

“Proceedings” means any proceeding, suit or action (including arbitration) arising out of or in connection with this Agreement;

“Product” is as defined in paragraph 14 of Part 1 of Schedule 6 (Trading);

“Properties” means the properties of which short particulars are set out in Schedule 2 (Properties) and the expression “Property” shall mean, where the context so admits, any one or more or any part of such properties;

“Provisional Consideration” means the provisional consideration payable for the Shares, as specified in clause 3.1;

“Purchaser’s Solicitors” means CMS Cameron McKenna LLP of Mitre House, 160 Aldersgate Street, London EC1A 4DD (Ref. BHH/DNHE/0Z4060.00050);

“Regulatory Requirements” means any applicable requirement of law, the UK Listing Authority or the London Stock Exchange plc, or of any person who has regulatory authority which has the force of law;

“Releases” means the agreed form deeds of release by Wachovia Bank in respect of the Charges;

“Relief” has the meaning given to it in the Tax Deed;

“Remediation Action” is as defined in paragraph 8 of Part 1 of Schedule 6 (Environment);

“Retained Group” means the Seller and its Affiliates (excluding the Companies) from time to time;

“Retained Information” means any financial information and/or Tax information relating to the Companies (and shall include details of policies of insurance which any Company had the benefit of) which following Completion remains in the possession or control of the Seller or the Retained Group (but not of the Purchaser);

“Retention Bonuses” means the retention bonuses payable to the Selected Employees in relation to the successful completion of the sale by the Seller of the Companies in accordance with the terms of the Retention Bonus Letters;

“Retention Bonus Letters” means the letters between the Seller’s Guarantor, Muirhead and each Selected Employee dated on or about 11 July 2008 in relation to the payment of the Retention Bonuses including the timing and amount of any such payments, as amended, copies of which have been Disclosed;

“Retention Bonus Payment Date” means a date on which the Retention Bonuses are due to be paid in accordance with the Retention Bonus Letters;

“Selected Employees” means Dawn Salisbury, Stephen Scaife, Pradeep Sharma, Stephen Wells, Michael Baker, Simon Coverdale, Wendy Stansfield, Mark Butler, Anthony Sawyer, Michael Robinson and Robert Furmsten;

“Seller’s Group” means the Retained Group together with the Companies;

“Seller’s Solicitors” means Taylor Wessing LLP of Carmelite, 50 Victoria Embankment, London EC4Y ODX (Ref: DNK/MPB/EST-9-10);

“Service Termination Dates” means the various dates set out in Schedule 11 for the termination of the Transitional Services;

“Shares” means the 5,510,101 fully-paid issued ordinary shares in the capital of Muirhead;

“SSAP” means a statement of standard accounting practice in force at the date of this Agreement as adopted by the Accounting Standards Board Limited;

“TA 88” means the Income and Corporation Taxes Act 1988;

“Taxation” or “Tax” has the meaning given to it in the Tax Deed;

“Taxation Authority” has the meaning given to it in the Tax Deed;

“Taxation Statute” has the meaning given to it in the Tax Deed;

“Tax Deed” means the deed in the agreed form containing certain Taxation covenants and indemnities between the Seller and the Purchaser;

“Tax Warranties” means the warranties set out in Part 2 of Schedule 6 (Taxation Warranties);

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“TMA” means the Taxes Management Act 1970;

“Trade Union” is as defined in section 1 TULRCA;

“Transaction Document” means this Agreement, the Tax Deed or any document or agreement entered into pursuant to or in connection with this Agreement;

“Transitional Services” means the transitional services to be provided or procured by the Seller to the Purchaser and/or the Companies as set out in clause 5 and Schedule 11;

“Traxsys Supply Agreement” means the agreement in the agreed form between AID Inc and AIDL in relation to the supply of certain products by AIDL to AID Inc following Completion;

“TULRCA” means the Trade Union and Labour Relations (Consolidation) Act 1992;

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (and, where the context so requires, the 1981 Regulations defined in those regulations);

“UK GAAP” means FRSs, SSAPs, the legal principles set out in such of the regulations referred to in sections 396 and 404 Companies Act 2006 as apply, rulings and abstracts of the Urgent Issues Task Force of the Accounting Standards Board Limited and guidelines, conventions, rules and procedures of accounting practice in the United Kingdom which are regarded as permissible by the Accounting Standards Board Limited;

“US Dollar” or “USD” means the lawful currency of the United States of America;

“US GAAP” means United States generally accepted accounting principles;

“US GAAP Accounts” means the monthly management reports in the agreed form as at 30 September 2008 (and for the 11 month period then ended);

“VAT” means value added tax or any equivalent Tax that is levied on the supply of goods or services in any jurisdiction;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means the warranties set out in clause 6 (Warranties) and Schedule 6 (Warranties); and

“Working Capital Statement” means the working capital statement in the form set out in Schedule 10 as referred to and prepared in accordance with Schedule 8 (Working Capital Adjustment).

Interpretation

1.2	In interpreting this Agreement:

1.2.1	reference to any document as being “in the agreed form” shall mean that it is in the form agreed between the Seller and the Purchaser and signed for the purposes of identification by or on behalf of the Seller and the Purchaser or identified as being in the agreed form by an email between or on behalf of the Seller and the Purchaser.

1.2.2	where any statement is qualified as being limited by any person’s knowledge (for example, by using expressions such as “so far as he is aware”), the statement shall be deemed to be given to the best of his knowledge, information and belief after making reasonable enquiries including, but not limited to, enquiries of Graham Payne, in relation to Schedule 6 parts 1 to 22, Pradeep Sharma in relation to parts 1 to 7, 10, 13 and 23 to 27, Phillip Bourne (for AIDL only) in relation to parts 1 to 7, 10, 13, 16 to 17 and 19 to 22, Dawn Salisbury (for Muirhead only) in relation to parts 8 to 10, Mick Robertson (for Traxsys only) in relation to parts 1 to 9, Robert Furmston (for Traxsys only) in relation to parts 1 to 8 and 10, both Tony Sawyer and Mark Baker (Traxsys only) in relation to parts 8 to 22, both Simon Covedale and Stephen Wells (Muirhead only) in relation to parts 11 and parts 14 to 15, Wendy Stansfield in relation to parts 16 to 17 and both Steven Scaife and Mike Butler (Muirhead only) in relation to part 18.

1.2.3	the table of contents and headings and sub-headings are for convenience only and shall not affect the interpretation of this Agreement.

1.2.4	unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any person shall include natural persons, bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality, and shall include such person’s successors.

1.2.5	the words “other”, “include” and “including” shall not connote limitation in any way.

1.2.6	references to Recitals, Schedules, clauses and sub-clauses are to (respectively) recitals to, schedules to, and clauses and sub-clauses of, this Agreement (unless otherwise specified) and references within a Schedule to paragraphs are to paragraphs of that Schedule (unless otherwise specified).

1.2.7	references to any statute, statutory provision, directive of the Council of the European Union (whether issued jointly with any other person or under any other name) or other legislation include a reference to that statute, statutory provision, directive or legislation as amended, extended, re-enacted, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, directive or legislation and in force at the relevant time.

1.2.8	words and expressions used in this Agreement that are defined in:

(a)	provisions of the Companies Act 2006 in force at the date of this Agreement shall be read as having those meanings; and

(b)	provisions of CA 85 shall be read as having those meanings as long as those provisions are in force, and shall then be read as having the meanings given to them in the Companies Act 2006.

1.2.9	words and expressions defined in the Tax Deed shall (to the extent they are not inconsistent with this Agreement) bear those meanings respectively in this Agreement.

1.2.10	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

1.2.11	any reference to “writing” or “written” shall include faxes, and any legible reproduction of words delivered in permanent and tangible form (but not email).

1.2.12	except as specified in Schedule 10, any amount determined or expressed in one currency (the “First Currency”) shall, to the extent that it requires in whole or in part to be expressed in pounds sterling (or any other currency) in order to give due effect to this Agreement, be deemed for that purpose to have been converted into the relevant currency at the close of business on the Business Day immediately preceding the Completion Date. Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be the spot rate for the purchase of that other currency with the First Currency at the time of the deemed conversion as shown in the final edition of the Financial Times published on the following day.

1.2.13	references to times of the day are (unless otherwise expressly provided) to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

2.	Sale and purchase

Obligation to sell and purchase

2.1	Subject to the terms of this Agreement, the Seller shall sell all the Shares to the Purchaser (together with all rights attaching to them at the date of this Agreement); and the Purchaser shall purchase the Shares accordingly.

Dividends and distributions

2.2	The Purchaser shall be entitled to receive all dividends and distributions (whether of income or capital) declared, paid or made by either Company on or after the date of this Agreement.

Sale of all Shares

2.3	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

Implied covenants for title

2.4	The Seller covenants that it has the right to transfer the legal and beneficial title to the Shares held by it to the Purchaser in accordance with this Agreement and is disposing of them free from all Encumbrances.

Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to any disposition made under or pursuant to this Agreement.

Waivers of pre-emption

2.5	The Seller waives all rights of pre-emption or similar rights over any of the Shares conferred on it either by the articles of association of Muirhead or in any other way.

3.	Consideration

Consideration

3.1	The consideration for the sale of the Shares payable on Completion shall be £40,015,000 (the “Provisional Consideration”). The consideration shall be adjusted after Completion as provided in clause 3.2 below and in clause 12 of the Tax Deed.

3.2	The Provisional Consideration shall be adjusted after Completion as follows:

3.2.1	if the Actual Working Capital is less than Estimated Working Capital, the Seller shall pay to the Purchaser the amount of the deficiency;

3.2.2	if the Actual Working Capital is greater than Estimated Working Capital, the Purchaser shall pay to the Seller the amount of the excess,

in either case within 10 Business Days after the date on which the Working Capital Statement has been agreed or settled.

Reduction in consideration

3.3	Any payment made by the Seller in respect of a breach of the Warranties or under the Tax Deed or any other payment made by the Seller pursuant to this Agreement shall (so far as possible) be deemed to reduce the price paid for the Shares under this Agreement by a matching amount. Any payment made by the Purchaser to the Seller under this Agreement (other than any payments made pursuant to Schedule 11) shall (so far as possible) be deemed to increase the price paid for the Shares under this Agreement by a matching amount.

4.	Completion

Completion

4.1	Completion shall take place at the offices of the Purchaser’s Solicitors (or wherever else the Parties agree in writing) upon execution and release by all parties of this Agreement.

4.2	At Completion, the Parties shall perform their respective Completion obligations set out in Schedule 5 (Completion Obligations). Completion shall be effective as of 12.01am on the Completion Date.

Effect of Completion

4.3	Notwithstanding Completion:

4.3.1	each provision of this Agreement (and any other document referred to in it) not performed at or before Completion but which remains capable of performance;

4.3.2	the Warranties; and

4.3.3	all covenants and other undertakings contained in or entered into pursuant to this Agreement will remain in full force and effect and (except as otherwise expressly provided) without limit in time.

Pending registration

4.4	The Seller declares that for so long as it remains the registered holder of the Shares after Completion, the Seller will:

4.4.1	hold those Shares and all dividends and other distributions in respect of them, and all other rights arising out of or in connection with them, in trust for the Purchaser; and

4.4.2	at all times deal with and dispose of those Shares, and all such dividends, distributions and rights attaching to them, as the Purchaser may direct.

4.5	The Seller shall procure that for so long as AID Inc remains the registered holder of the issued share capital of AIDL after completion, it shall procure that AID Inc shall:

4.5.1	hold those shares and all dividends and distributions in respect of them, and all other rights arising out of them, in trust for the Companies; and

4.5.2	at all times deal with and dispense of such shares as the Company may direct.

Company	records etc.

4.6	During the six years following Completion, the Seller will or will procure that the Retained Group will maintain in safekeeping and on request promptly provide the Purchaser with all Retained Information reasonably requested by the Purchaser. The Seller and the Purchaser undertake at all times to provide the other promptly on request with all reasonable information known to the Seller or the Purchaser (as the case may be) in relation to the Company if it is required for the purposes of complying with Regulatory Requirements.

5.	Transitional Services and Retention Bonus Payments

5.1	In accordance with the provisions of Schedule 11, the Seller agrees to provide or procure the provision of each of the Transitional Services to the Companies from the Completion Date until the relevant Service Termination Date.

5.2	The Seller shall provide or procure (but as regards persons outside the Retained Group, only so far as it is able) the provision of the Transitional Services using reasonable skill, diligence and care, to a standard equivalent to the standard to which such services were supplied by the Retained Group to the Companies in the six (6) month period immediately prior to the date of this Agreement.

5.3	The Purchaser shall procure that the Purchaser and/or the relevant Company shall provide such information, decisions and data as the Seller may reasonably require for the purposes of the provision of the Transitional Services.

5.4	The Seller shall treat as confidential and shall procure that each member of the Retained Group (and each of its employees) treats as confidential all information obtained as a result of performing the Transitional Services and the Seller hereby agrees that no member of the Retained Group (and any of its employees) shall acquire any rights in respect of any Intellectual Property generated during the hosting of the website as part of the Transitional Services.

5.5	The Seller shall, in performing the Transitional Services, and the Company shall, in receiving the Transitional Services, comply in all respects with applicable data protection legislation.

5.6	The Seller shall not have any liability whether in contract or tort (save for death or personal injury) for any act or omission in the provision of the Transitional Services to the Purchaser and/or the relevant Company save to the extent that any loss or damage suffered by the Purchaser is due to fraud, wilful misconduct or gross negligence by the Seller or any member of the Retained Group.

5.7	Each Party shall allow the other Parties reasonable access on reasonable prior notice to any relevant documentation and personnel to the extent reasonably required for such Party to complete its financial year end process.

5.8	The Seller shall, five (5) Business Days before each Retention Bonus Payment Date, pay to the Company or procure the payment to the Company of the relevant amount of the Retention Bonuses to be paid on that date to each Selected Employee who is an employee of the relevant Company on the Retention Bonus Payment Date (and any employer’s class 1 national insurance contributions on such amounts). At the request of the Seller the Purchaser will confirm which Selected Employees are so employed on the date of the request.

5.9	Subject to receipt of payment under clause 5.8, the Purchaser shall procure that the relevant Company shall:

5.9.1	pay the amount of the Retention Bonus (as notified by the Seller) to each relevant Selected Employee on the Retention Bonus Date (net of amounts withheld in accordance with clause 5.9.2); and

5.9.2	operate PAYE and account for any other Tax deductions (including any employee’s national insurance contributions) and related employer’s Class 1 national insurance applicable to such Retention Bonuses to the relevant Taxation Authority within the period required by law.

5.10	The Seller shall, five (5) Business Days before the Incentive Bonus Payment Date, pay to the Purchaser or procure the payment to the Purchaser of the relevant amount of the Incentive Bonuses to be paid on that date to each person (other than Graham Payne) entitled to receive an Incentive Bonus (and any employer’s class 1 national insurance contributions on such amounts).

5.11	Subject to receipt of payment under clause 5.10, the Purchaser shall procure that the relevant Company shall:

5.11.1	pay the amount of the Incentive Bonus (as notified by the Seller) to each relevant recipient on the Retention Bonus Date (net of amounts withheld in accordance with clause 5.11.2); and

5.11.2	operate PAYE and account for any other Tax deductions (including any employee’s national insurance contributions) and related employer’s Class 1 national insurance applicable to such Incentive Bonuses to the relevant Taxation Authority within the period required by law.

6.	Warranties and undertakings

6.1	The Seller warrants and undertakes to the Purchaser in the terms set out in Schedule 6 (Warranties) in relation to each Company (and references in the Warranties to “the Company” shall be construed as a separate reference to each of the Companies). Each of the Warranties set out in the separate paragraphs of Schedule 6 (Warranties) shall be separate and independent and (except as expressly otherwise provided) shall not be limited by reference to any other Warranty or by anything in this Agreement, the Disclosure Letter or the Tax Deed.

Investigation by Purchaser

6.2	None of the Warranties shall be deemed in any way modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Purchaser. No information relating to the Companies that has not been Disclosed but of which the Purchaser has knowledge (whether actual or constructive) shall prejudice any claim which the Purchaser shall be entitled to bring or shall operate to reduce any amount recoverable by the Purchaser under this Agreement.

Information supplied by the Company

6.3	The Seller undertakes to the Purchaser to waive any and all claims which the Seller might otherwise have against the Companies or their respective officers, employees, or consultants or any of them in respect of any information supplied to the Seller by or on behalf of a Company in connection with the Warranties, the Tax Deed and/or the information Disclosed.

Reliance

6.4	The Seller accepts that the Purchaser has entered into this Agreement upon the basis of the Warranties being true and accurate.

Indemnities

6.5	The Seller hereby agrees to indemnify and hold the Purchaser harmless in relation to any and all Losses and Expenses sustained, incurred, paid or required to be paid by the Purchaser or any Company which arise out of, relate to or result from:

(a)	the existence of any External Borrowings or Inter-Company Payables or Company Expenses as at the Completion Date and not included within the Working Capital Statement or the Completion Tax Statement; and/or

(b)	the exercise of the Employee Options, except where recovery has been made from the relevant employee exercising an Employee Option or the relevant amount was included within the Working Capital Statement or the Completion Tax Statement; and/or

(c)	except to the extent that payment has been made pursuant to clause 5.8 or 5.10, any Incentive Bonuses and any liability under the Retention Bonus Letters; and/or

(d)	any liability to Graham Payne in respect of any Incentive Bonus or under the retention bonus letter between him, the Seller’s Guarantor and Muirhead dated 11 July 2008 (as amended); and/or

(e)	the Esterline Reorganisation; and/or

(f)	(save for ordinary course costs and expenses associated with keeping a company dormant) any liability of Norcroft to any other person; and/or

(g)	any liability of any of the Companies under Section 75 of the Pensions Act 1995 to any Pension Scheme as a result of or pursuant to the obligations under the share sale agreement between Silvermines Engineering Technology Limited, Silvermine Group pic, the Seller’s Guarantor and the Seller dated 23 September 1999; and/or

(h)	the provisions of Council Directives 77/187/EEC and 2001/23 EEC and any other applicable provision of law affecting the transfer of employees as a result of which transfer the Purchaser or any Company has or will have at Completion a liability (whether actual, contingent or future) to provide an early retirement benefit which is not an old-age, invalidity or survivor’s benefit; and/or

(i)	any liability of the Companies arising out of any claim against any Company by either Liebherr – Aerospace Lindenberg GmbH or Bayern Chemie Gesellschaft fuer flugchemische Antriebe GmbH in relation to the matters set out in paragraph 5 of the Disclosure Letter against the Warranty in paragraph 12.1 of Schedule 6.

6.6	The Seller will indemnify and hold harmless the Purchaser and any person who is connected or associated with the Purchaser (as those terms are defined in sections 38 to 51 Pensions Act 2004) in full against any and all Losses and Expenses sustained, incurred, paid or required to be paid by any such person relating to the Seller’s Pension Scheme and/or any other occupational pension scheme (as defined in section 1 Pension Schemes Act 1993) established or operated by a Company and arising under or in respect of any contribution notice or financial support direction made by the Pensions Regulator (under sections 38 to 51 Pensions Act 2004).

IT Assignment Documents

6.7	The Seller undertakes to pay any outstanding amounts due to procure the relevant software assignment to AIDL pursuant to the IT Assignment Documents in accordance with the terms of such documents.

7.	Limitation of Seller’s liability

Limitations on liability

7.1	The Seller’s liability in respect of any claim shall be limited as provided in Schedule 7 (Limitation of Seller’s liability) provided that such limitations shall not apply in relation to the Warranties set out in paragraphs 1 (Power to contract), 2.4 (Share capital of the Company) and 2.5 (Subsidiaries) of Part 1 of Schedule 6 (Warranties).

Exclusions from clause 7

7.2	Notwithstanding any other provision of this Agreement, the provisions of this clause 7 and Schedule 7 (Limitation of Seller’s liability) shall not apply to any claim made against the Seller in the case of any fraud, dishonesty, wilful misstatement or wilful omission by or on behalf of the Seller.

8.	Protection of goodwill and trade secrets

Covenants

8.1	As further consideration for the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Companies and as a constituent part of the sale of the Shares, the Seller shall not (and shall procure that none of the Affiliates of the Seller’s Guarantor shall) directly or indirectly:

8.1.1	until 3 years after Completion, carry on or be employed, engaged, concerned, interested or in any way assist in the conduct of any business which is or may in any way be in competition with all or any part of the Business provided that nothing in this sub-clause 8.1.1 shall prevent the Seller or any of the Affiliates of the Seller’s Guarantor from:

(a)	being engaged in any Permitted Business; or

(b)	holding for investment purposes only not more than three per cent of any class of the issued share or loan capital of any company quoted on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000);

8.1.2	until 3 years after Completion:

(a)	canvass, solicit or approach or cause to be canvassed, solicited or approached (in relation to a business which may in any way compete with all or part of the Business, but excluding any Permitted Business) any Existing Customer; or

(b)	compete against any Company in any open bid or tender process that any such Company has identified as at the date of Completion and intends to participate in, provided that Mason Electric may compete against AIDL in any relevant open bids or tenders for or relating to:

(i)	Lockheed-Martin VH71; and/or

(ii)	Gulfstream 5-50 upgrade programme; or

(c)	compete against any Company for any other opportunity that (under the principles currently operated by the Seller’s Group) would have been allocated to that Company;

8.1.3	until 3 years after Completion, offer employment to or offer to conclude any contract of services with any employees holding executive or managerial posts or any key technical or sales personnel of any Company or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any such employees of any Company to terminate their employment with that Company Provided always that this sub-clause 8.1.3 shall only apply in relation to persons who were so employed at Completion and who were still so employed at the time of the relevant breach of this sub-clause 8.1.3;

8.1.4	until 3 years after Completion, employ any employees holding executive or managerial posts or any key technical or sales personnel of any Company or procure or facilitate such employment by any person, firm or company at any time within 6 months after termination of their employment with the Company Provided always that this sub-clause 8.1.4 shall only apply in relation to persons who were so employed at Completion;

8.1.5	until 3 years after Completion, procure or permit directly or indirectly Graham Payne to have any role in a Permitted Business or any Acquiror’s Business either as an employee, consultant or a director;

8.1.6	at any time after Completion use as a trade or business name or mark, use as or include in a domain name for any web site, or carry on a business under a title containing the words “Muirhead” or “Muirhead Avionics” or “Muirhead Aerospace” or “Traxsys” or “Traxball” or any other word(s) colourably resembling any such word; or

8.1.7	at any time after Completion disclose to any person whatsoever or use in connection with any business (whether or not a Permitted Business) or any Acquiror’s Business (or otherwise use to the detriment of any Company) or otherwise make use of, or through any failure to exercise all due care and diligence cause any unauthorised disclosure or use of, any Commercial Information which is confidential or in respect of which a Company is bound by an obligation of confidence to a third party or which the Seller is prohibited under clause 12 (Confidentiality; announcements) from disclosing without the Purchaser’s consent, in each case whether on the Seller’s or Affiliate’s own behalf or with or on behalf of any person except in accordance with a prior waiver given by the Purchaser (which in the case of clause 8.1.4, shall not be unreasonably withheld).

8.2	Each undertaking contained in sub-clause 8.1 shall be read and construed independently of the other undertakings and as an entirely separate and severable undertaking.

8.3	Except in relation to the restrictions contained in clauses 8.1.3, 8.1.4, 8.1.6 and 8.1.7 references in clause 8.1 to Affiliates of the Seller’s Guarantor shall exclude any company which may acquire (including, for the avoidance of doubt, by way of a merger) the Seller’s Guarantor, and any Affiliate of such acquiror which is not (and since the date of this Agreement has never been) a member of the group comprising the Seller’s Guarantor and its subsidiaries.

Severability of covenants

8.4	The undertakings in sub-clause 8.1 (Covenants) are considered by the Parties to be reasonable in all the circumstances, but if any one or more should for any reason be held to be invalid, but would have been held to be valid if part of the wording were deleted, the undertakings shall apply with the minimum modifications necessary to make them valid and effective.

Information in the public domain

8.5	The restriction contained in sub-clause 8.1.7 (Covenants) shall not extend to any confidential or secret information that may come into the public domain otherwise than through the default of the Seller or relevant Connected Persons.

9.	Termination

Accrued liabilities

9.1	On termination, the rights and liabilities of the Parties that have accrued beforehand shall subsist.

Surviving provisions

9.2	Except as otherwise expressly provided, this clause and the following provisions of this Agreement shall survive termination, without limit of time:

9.2.1	clause 1 (Definitions and interpretation);

9.2.2	clause 6 (Warranties);

9.2.3	clause 7 (Limitation on Seller’s liability);

9.2.4	clauses 9 to 16 inclusive; and

9.2.5	clauses 18 to 25 inclusive.

10.	Third party rights

10.1	Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999 except:

10.1.1	that the Companies’ officers, employees and consultants shall be entitled with the Purchaser’s prior written consent to enforce sub-clause 6.3 (Information supplied by the Company); and

10.1.2	that the Companies shall be entitled to enforce clause 5 (Transitional Services);

and all other provisions of this Agreement necessary to give due effect to such rights, but this Agreement may be amended or varied by the Parties in any way, or terminated, in accordance with its terms without any such person’s consent.

11.	Further assurance

11.1	The Seller or the Purchaser shall, from time to time on being required to do so by the other Party acting reasonably, promptly and at the cost and expense of the other Party do or (so far as it is able) procure the doing of all such acts and/or execute or procure the execution of all such reasonable documents in a form satisfactory to the other Party as the other Party may reasonably consider necessary to give full effect to this Agreement (or to such parts of it as remain operative after termination).

12.	Confidentiality; announcements

Prohibition on disclosure

12.1	Each of the Seller and the Seller’s Guarantor undertakes with the Purchaser, and each of the Purchaser and the Purchaser’s Guarantor undertakes with the Seller, to keep confidential (except as expressly provided in this Agreement) at all times after the date of this Agreement, and not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes, any confidential information received or obtained as a result of entering into or performing, or supplied by or on behalf of another Party in the negotiations leading to, this Agreement and which relates to:

12.1.1	the negotiations relating to this Agreement;

12.1.2	the subject matter and/or provisions of this Agreement; or

12.1.3	(in the Seller’s case) the Purchaser or the Purchaser’s Guarantor or (in the Purchaser’s case) the Seller or the Seller’s Guarantor.

Permitted disclosures

12.2	The prohibition in sub-clause 12.1 (Prohibition on disclosure) does not apply if:

12.2.1	the information was in the public domain before it was furnished to the relevant Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this clause or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

12.2.2	disclosure is necessary in order to comply with Regulatory Requirements or to obtain tax or other clearances or consents from HM Revenue and Customs or other relevant Taxation Authority;

12.2.3	disclosure is made pursuant to an announcement permitted under sub-clause 12.3; or

12.2.4	disclosure is made to such of the Party’s officers, employees, agents, consultants and professional advisers as are involved in the transactions contemplated by this Agreement and is restricted to matters necessary for the proper performance of their duties or services in relation to those transactions provided that any such information disclosable pursuant to sub-clause 12.2.2 shall be disclosed only to the extent required by Regulatory Requirements and (unless such consultation is prohibited by Regulatory Requirements) only after consultation with the Purchaser or the Seller (as the case may be).

Announcements

12.3	Except as set out in clause 12.4, no Party shall make any formal press release or other public announcement in connection with any of the transactions contemplated by this Agreement unless consent has been received from the other Parties (such consent not to be unreasonably withheld, delayed or conditioned).

12.4	Any Party shall be entitled to make any announcement required by any applicable Regulatory Requirements (provided that, unless such consultation is prohibited by Regulatory Requirements, it is made only after consultation with the other Parties (as the case may be)).

13.	Assignment

Assignment by Purchaser

13.1	Subject to clause 13.2, the Purchaser is permitted to assign the benefit of, and any of its rights under, this Agreement (including under the Warranties provided that no assignee shall be entitled to greater damages or other compensation than that to which the Purchaser would have been entitled had it not assigned the benefit of the Warranty) together with any cause of action arising in connection with any of them to its successor in title or, to any of its Affiliates.

13.2	If any assignee under clause 13.1 ceases to be an Affiliate of the Purchaser then the Purchaser shall procure that it assigns all of its rights as assignee either to the Purchaser or to an Affiliate of the Purchaser and pending such assignment the assignee may not exercise any of its rights as assignee.

No assignment by Seller

13.3	The Seller may not:

13.3.1	assign, transfer, charge or deal in any way with the benefit of, or any of its rights under or interest in, this Agreement; or

13.3.2	sub-contract any or all of its obligations under this Agreement or do any such thing in relation to any document or arrangement expressed to be supplemental to this Agreement, or which this Agreement expressly preserves or requires to be executed, except in accordance with a prior written waiver given by the Purchaser.

Successors in title

13.4	This Agreement shall be binding upon and operate for the benefit of the personal representatives and permitted assigns and successors in title of each of the Parties and references to the Parties shall be construed accordingly.

14.	Waiver; variation; invalidity

No waiver by omission, delay or partial exercise

14.1	No right, power or remedy provided by law or under this Agreement shall be waived, impaired or precluded by any delay or omission to exercise it, by any single or partial exercise of it on an earlier occasion, or by any delay or omission to exercise, or single or partial exercise of, any other such right, power or remedy.

Specific waivers to be in writing

14.2	Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. No waiver will take effect if the person seeking the waiver has failed to disclose to the grantor every material fact or circumstance which (so far as the person seeking the waiver is aware) has a bearing on its subject matter. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

Variations to be in writing

14.3	No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party.

Invalidity

14.4	Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair the legality, validity or enforceability in that jurisdiction of the other provisions of this Agreement, or of that or any other provision of this Agreement in any other jurisdiction.

15.	Costs and expenses

Payment of costs

15.1	Except as otherwise stated in this Agreement, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the transactions contemplated by this Agreement

Claims by directors etc

15.2	The Seller covenants to pay the Purchaser on demand an amount equal to all Losses and Expenses that the Companies may suffer or incur as a result of any and all claims that may be made against it by directors that are also officers of the Seller’s Guarantor by reason of their resignation and/or termination of their employment in accordance with Schedule 5 (Completion Obligations).

Unauthorised or invalid documents

15.3	The Purchaser shall indemnify and hold the Seller harmless, and the Seller shall indemnify and hold the Purchaser harmless, against any Losses and Expenses the Party indemnified may suffer or incur as a result of any document delivered to it pursuant to clause 4.2 (Completion) being unauthorised, invalid or for any other reason ineffective for its purpose.

16.	Payments

No deduction etc

16.1	Except as otherwise expressly provided in this Agreement, all payments to be made under this Agreement shall be made in full without any set off or counterclaim and free from any deduction or withholding except as may be required by law (in which event such deduction or withholding shall not exceed the minimum amount required by law and the payer will pay to the payee whatever additional amount is required for the net amount received to equal what would have been received if no such deduction or withholding had been required). Any amount payable in relation to any Warranty shall be increased to the extent necessary to ensure that the net amount received by the Purchaser shall after Taxation be equal to that which it would have received had the payment not been subject to Taxation, save to the extent that Taxation has already been taken into account in calculating the quantum of the amount payable in relation to the Warranty.

Payments to Seller’s Solicitors

16.2	Where this Agreement provides for any payment to be made to the Seller’s Solicitors (whether or not the manner of payment is specified) in each case the Seller irrevocably authorises and instructs the Purchaser to make that payment to the Seller’s Solicitors, whose receipt shall be an effective discharge of the Purchaser’s obligation to pay the amount concerned. The Purchaser shall not be concerned to see to the application or be answerable for the loss or misapplication of any such amount.

Interest on late payment

16.3	If a Party fails to pay any sum payable by it under this Agreement on the due date for payment, it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgment) at the rate which is the aggregate of 2% per annum and the base rate from time to time of Barclays Bank pic. The interest will accrue from day to day on the basis of the actual number of days elapsed and a 365-day year and shall be payable on demand and compounded monthly in arrears.

17.	Guarantee

17.1	The Purchaser shall use reasonable endeavours to procure that as soon as practicable following Completion the Seller’s Guarantor is released from the guarantee given by it in the licence to assign dated 15 November 2002 between (1) Burry and Knight Limited (2) Devlin Electronics Limited, (3) AIDL and (4) the Seller’s Guarantor relating to the property at Castleman Crossing Centre, Ringwood, Hampshire and pending such release will indemnify the Seller’s Guarantor against any Losses and Expenses arising under such guarantee.

18.	Entire agreement

This Agreement

18.1	In this clause, references to this Agreement include all other written agreements and arrangements between the Parties, and all other instruments, which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

Entire agreement

18.2	The Transaction Documents constitute the whole and only agreement and understanding between the Parties in relation to its subject matter. Subject to sub-clause 18.6 (Fraud), all previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of any Transaction Documents are superseded and extinguished to the extent that they have such a bearing, except insofar as any such thing is in terms repeated or otherwise reflected in any Transaction Documents.

18.3	The parties have not entered into any Transaction Document in reliance upon any representation, warranty or promise and no such representation, warranty or promise or any other term is to be implied in them whether by virtue of any usage or course of dealing or otherwise except as expressly set out in them.

18.4	If a party has given any representation, warranty or promise, then except to the extent that it has been set out in a Transaction Document, the party to whom it was given waives any rights or remedies it may have in respect of it.

Other remedies

18.5	The rights, powers and remedies provided in this Agreement are independent and cumulative and do not exclude any rights, powers or remedies (express or implied) which are available as a matter of common law, statute, custom or otherwise.

Fraud

18.6	Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud or fraudulent misrepresentation or concealment or any resulting right to rescind the Agreement or the Tax Deed.

19.	Counterparts

19.1	This Agreement may be executed in any number of counterparts and by the Parties on different counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

20.	Time of the essence

20.1	Time shall be of the essence of this Agreement as regards any time, date or period mentioned in it. If any such time, date or period (or variation of any of them) is varied, such varied time, date or period shall be of the essence.

21.	Notices

Form of notices

21.1	Any communication to be given in connection with the matters contemplated by this Agreement shall except where expressly provided otherwise be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

Address and facsimile

21.2	Such communication shall be sent to the address of the relevant Party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been communicated to the sending Party in accordance with this clause. Each communication shall be marked for the attention of the relevant person.

Seller or the Seller’s Guarantor - facsimile number + 1 425 453 2916. For the attention of the VP Strategy & Technology

Purchaser- facsimile number 01243 861717. For the attention of Allan Imrie.

Purchaser’s Guarantor - facsimile number: +1610 725 8485. For the attention of Robert Feit/Patrick Farris.

21.3	In respect of any notice to be served on:

21.3.1	the Seller or the Seller’s Guarantor, a copy shall be sent or delivered to the Seller’s Solicitors and marked for the attention of David Kent and Mark Barron;

21.3.2	the Seller, a copy shall be sent or delivered to the Seller’s Guarantor;

21.3.3	the Purchaser, a copy shall be sent or delivered to the Purchaser’s Guarantor; and

21.3.4	the Purchaser or the Purchaser’s Guarantor, a copy shall be sent or delivered to the Purchaser’s Solicitors and marked for the attention of Barney Hearnden and Danielle Heath.

Deemed time of service

21.4	A communication shall be deemed to have been served:

21.4.1	if delivered by hand at the address referred to in sub-clause 21.2 (Address and facsimile) at the time of delivery;

21.4.2	if sent by first class pre-paid post to the address referred to in that sub-clause, at the expiration of two clear days after the time of posting; and

21.4.3	if sent by facsimile to the number referred to in that sub-clause, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this clause, it shall be deemed to have been delivered at the next opening of such normal business hours in the territory of the recipient.

Proof of service

21.5	In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or that the facsimile was despatched and a confirmatory transmission report received.

Change of details

21.6	A Party may notify the other of a change to its name, relevant person, address or facsimile number for the purposes of sub-clause 21.2 (Address and facsimile) provided that such notification shall only be effective on:

21.6.1	the date specified in the notification as the date on which the change is to take place; or

21.6.2	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

Non-applicability to Proceedings

21.7	For the avoidance of doubt, the Parties agree that the provisions of this clause shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any Proceedings.

22.	Governing law and jurisdiction

English law

22.1	This Agreement shall be governed by and construed in accordance with English law.

Courts of England and Wales

22.2	The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to hear and determine or otherwise settle all and any disputes which may arise out of or in connection with this Agreement.

23.	Seller’s Guarantee

23.1	The Seller’s Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser the full, due and punctual performance and observation by the Seller of all the obligations of the Seller under the terms of this Agreement (the “Seller Obligations”). In the event of any failure by the Seller to perform or observe such Seller Obligations, the Seller’s Guarantor shall be liable for the Seller Obligations arising hereunder as if it were a primary obligor.

23.2	The obligations of the Seller’s Guarantor under this clause 23:

23.2.1	shall be continuing obligations in respect of all Seller Obligations which have not been previously discharged by the Seller or the Seller’s Guarantor and shall not be satisfied, discharged or affected by any change in the constitution or control of, or the insolvency of, or any liquidation, winding up or analogous proceedings relating to the Seller;

23.2.2	shall be discharged on an ongoing basis by the due performance by the Seller or the Seller’s Guarantor of the relevant Seller Obligations, but otherwise shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate the Seller from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same; and

23.2.3	shall not be released or diminished by any forbearance, neglect or delay in seeking performance hereby imposed or any granting of time for such performance or, except in respect of the variation of the Seller Obligation or this clause 23 in accordance with this Agreement, any variation of this Agreement.

23.3	The Seller’s Guarantor waives any right it may have to require the Purchaser first to proceed against or claim payment from the Seller before claiming under this clause 23.

23.4	As a separate and independent stipulation, the Seller’s Guarantor agrees that any Seller Obligations expressed to be given by the Seller which may not be enforceable against or recoverable from the Seller by reason of any disability or incapacity on or on behalf of the Seller shall nevertheless be enforceable against the Seller’s Guarantor as though the same had been incurred by the Seller’s Guarantor and the Seller’s Guarantor was the sole and principal obligor in respect thereof and/or shall be performed or paid by the Seller’s Guarantor after receiving written notice on or after the time at which such obligation arises.

24.	Purchaser’s Guarantee

24.1	The Purchaser’s Guarantor hereby unconditionally and irrevocably guarantees to the Seller the full, due and punctual performance and observation by the Purchaser of all the obligations of the Purchaser under the terms of this Agreement (the “Purchaser Obligations”). In the event of any failure by the Purchaser to perform or observe such Purchaser Obligations, the Purchaser’s Guarantor shall be liable for the Purchaser Obligations arising hereunder as if it were a primary obligor.

24.2	The obligations of the Purchaser’s Guarantor under this clause 24:

24.2.1	shall be continuing obligations in respect of all Purchaser Obligations which have not been previously discharged by the Purchaser or the Purchaser’s Guarantor and shall not be satisfied, discharged or affected by any change in the constitution or control of, or the insolvency of, or any liquidation, winding up or analogous proceedings relating to the Purchaser;

24.2.2	shall be discharged on an ongoing basis by the due performance by the Purchaser or the Purchaser’s Guarantor of the relevant Purchaser Obligations, but otherwise shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate the Purchaser from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same; and

24.2.3	shall not be released or diminished by any forbearance, neglect or delay in seeking performance hereby imposed or any granting of time for such performance or, except in respect of the variation of the relevant Purchaser Obligation or this clause 24 in accordance with this Agreement, any variation of this Agreement.

24.3	the Purchaser’s Guarantor waives any right it may have to require the Seller first to proceed against or claim payment from the Purchaser before claiming under this clause 24.

24.4	As a separate and independent stipulation, the Purchaser’s Guarantor agrees that any Purchaser Obligations expressed to be given by the Purchaser which may not be enforceable against or recoverable from the Purchaser by reason of any disability or incapacity on or on behalf of the Purchaser shall nevertheless be enforceable against the Purchaser’s Guarantor as though the same had been incurred by the Purchaser’s Guarantor and the Purchaser’s Guarantor was the sole and principal obligor in respect thereof and/or shall be performed or paid by the Purchaser’s Guarantor after receiving written notice on or after the time at which such obligation arises.

25.	Agent for Service

25.1	The Purchaser’s Guarantor irrevocably appoints Blake Lapthorn Tarlo Lyons: attention Jenny Hayward and Hilary Keeping, Harbour Court, Compass Road, North Harlow, Portsmouth, PO6 4ST to be its agent for the receipt of service of process in England. It agrees that any documentation may be effectively served on it in connection with any Proceedings in England and Wales by service on its agent.

25.2	The Seller’s Guarantor irrevocably appoints Taylor Wessing LLP, of Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y ODX (attention: John Robinson) to be its agent for the receipt of service of process in England. It agrees that any documentation may be effectively served on it in connection with any Proceedings in England and Wales by service on its agent.

25.3	If any agent referred to in clauses 25.1 and 25.2 (or any replacement agent appointed pursuant to this clause) at any time ceases for any reason (including its dissolution) to act as the Purchaser’s Guarantor’s agent for service or the Seller’s Guarantor’s agent for service as appropriate, the Purchaser’s Guarantor or the Seller’s Guarantor (as the case may be) shall promptly and irrevocably appoint another person with an address for service in England and Wales to be that parties agent for service on the terms of this clause and promptly notify the other party of the replacement’s name and address. Failing such appointment and notification, the Seller’s Guarantor or the Purchaser’s Guarantor (as the case may be) shall be entitled by notice to the other party to appoint such a replacement (including itself) on the replacement’s standard or usual terms (if any) for such appointments to act on the Purchaser’s Guarantor or the Seller’s Guarantor’s behalf (as the case may be) in accordance with this clause. By way of security, the Purchaser’s Guarantor and the Seller’s Guarantor irrevocably appoints the other party as its attorney to effect any such appointment.

25.4	A copy of any document served on an agent pursuant to this clause shall be sent by post to the relevant in accordance with clause 21 (Notices), but no failure or delay in so doing shall prejudice the effectiveness of service of the documentation.

AS WITNESS the hands of the Parties or their duly authorised representatives on the date first appearing at the head of this Agreement.

Schedule 1

The Companies

Part 1

Name:	Muirhead Aerospace Limited

Number:	560015

Date of incorporation:	13 January 1956

Registered office:	Mitre House, 160 Aldersgate Street, London EC1A 4DD

Share capital:

- authorised:	10,000,000 ordinary shares of £1.00 each

- issued:	5,510,101 ordinary shares of £1.00 each

Shareholder:

- name:	Esterline Technologies Limited

- Shares held:	5,510,101 ordinary shares of £1.00 each

Directors:	Robert William Cremin

Robert David George

Larry Albert Kring

Richard Bradley Lawrence

Graham Payne

Pradeep Kumar Sharma

Stephen Keith Wells

Secretary:	Mitre Secretaries Limited

Auditors:	Ernst & Young

Charges:	None

Subsidiaries:	Advanced Input Devices (UK) Limited (subject to registration of transfer of legal title following stamping)

Norcroft Dynamics Limited (subject to registration of transfer of legal title following stamping)

Part 2

Name:	Advanced Input Devices (UK) Limited

Number:	4436258

Date of incorporation:	13 May 2002

Registered office:	Mitre House, 160 Aldersgate Street, London EC1A 4DD

Share capital:

- authorised:	10,000 ordinary shares of £0.01 each

- issued:	101 ordinary shares of £0.01 each

Shareholder:

- name:	Advanced Input Devices, Inc.

- Shares held:	101 ordinary shares of £0.01 each

Directors:	Robert William Cremin

Robert David George

Richard Bradley Lawrence

Graham Payne

Pradeep Kumar Sharma

Secretary:	Mitre Secretaries Limited

Auditors:	Ernst & Young

Charges:	One charge outstanding: Rent Deposit Deed dated 15 November 2002 in favour of Burry and Knight Limited. Amount secured: £58,700 plus VAT.

Subsidiaries:	None

Part 3

Name:	Norcroft Dynamics Limited

Number:	01412224

Date of incorporation:	29 January 1979

Registered office:	Mitre House, 160 Aldersgate Street, London EC1A 4DD

Share capital:

- authorised:	106,200 ordinary shares of £0.20 each

- issued:	106,200 ordinary shares of £0.20 each

Shareholder:

- name:	Esterline Technologies Limited

- Shares held:	106,200 ordinary shares of £0.20 each

Directors:	Robert William Cremin

Robert David George

Larry Albert Kring

Secretary:	Mitre Secretaries Limited

Auditors:	Ernst & Young

Charges:	None

Subsidiaries:	None

Part 4

Schedule 2

Properties

Part 1

Properties

(1)	(2)	(3)	(4)	(5)

Description of Property	Tenure and rent payable (if leasehold)	Registered or unregistered	Title number and grade of title (if registered)	Existing Use

Unit 4 Oakfield Road, Penge	Leasehold	Registered	SGL693858 Title absolute	Manufacturing/ repair facilities and offices

Mallory House, Southall Lane, Heston	Leasehold	Registered	N/a	Lightweight assembly of avionics equipment

5 East Portway Industrial Estate, Andover	Leasehold	Registered	HP580162, Title absolute	Manufacturing and offices

Plot l, Castleman Crossway Centre, Ringwood	Leasehold	Unregistered	N/a	Factory and office premises

Part 2

Leases

(1)	(2)	(3)	(4)	(5)

Property	Date	Term	Parties	Current yearly rent

Unit 4 Oakfield Road, Penge in the London Borough of Bromley	30 August 2006	10 years from 1 December 2007	Industrial Property Investment Fund (1) Muirhead Aerospace Limited (2)	£351,000

Mallory House, Navigator Park, Southall Lane, Heston, Middlesex	12 September 2003	10 years from 12 September 2003	Harlequin Centre (Heston) (No. 1) Limited and Harlequin Centre (Heston) (No. 2) Limited (1) and Muirhead Aerospace Limited (2)	£130,000 (+£3, 000 pa as contribution to landlord’s works)

(1)	(2)	(3)	(4)	(5)

Property	Date	Term	Parties	Current yearly rent

5 East Portway Industrial Estate, Andover	29 November 1976	99 years (commenced on 10 April 1973)	The District Council of Test Valley (1) and The Croydex Company Limited (2)	£22,570

Plot 1 Castleman Crossing Centre, Ringwood, Hampshire	4 December 2000	20 years (commenced on 4 December 2000)	Burry and Knight Limited (1) Devlin Electronics Limited (2) Spirent plc (3)	£72,500

Part 3

Letting Documents

(1)	(2)	(3)	(4)	(5)

Property	Date	Term	Parties	Current yearly rent

Electricity Substation, 5 East Portway Industrial Estate, Andover	23 February 1994	21 years from 10 October 1994	The Croydex Company Limited (1) Southern Electric Plc (2)	£1

Schedule 3

Intellectual Property

Part 1

Registered IP (excluding Licences In)

List of Granted Patents

Patent number	Description
US 6,717,086	Switch with adjustable bias means
GB2367947	A switch
US 7,133,033	Actuator for a switch
GB2341439	Control Device
US 6,740,863	Joystick
GB2383410	Joystick
GB2412715	Improvements relating to pointing devices
GB2413620	Improvements relating to pointing devices
US6949904	Power-actuated seat

List of Patent Applications

Patent application number	Description	File Date	Publish Date
0421372.4	Signal conditioning circuit	24th September 2004	29th March 2006
11/233919	Signal conditioning circuit	29th October 2005
11/097544	Pointing Devices	1st April 2005

List of Registered Trade Marks

Mark	Country	Status	Class No	App Date	Reg No	Reg Date
TRAXSYS	Community Trademark	Registered	9, 38, 42	31 October 2003	3501483	20 April 2005
TRAXSYS	United States	Registered	9	12 June 2003	2,925,937	8 February 2005
TRAXSYS	United States	Registered	9	14 July 2003	2,979,017	26 July 2005
TRAXBALL	Community Trademark	Registered	9	25 February 2005	4310124	4 April 2006
TRAXBALL	United States	Registered	9	22 September 2004	3083760	18 April 2006
MUIRHEAD	Community Trademark	Registered	7, 9, 35, 37, 40, 42	30 October 2003	3482734	4 March 2005
MUIRHEAD VATRIC	United Kingdom	Registered	7	3 August 1993	1543670	1 September 1995
MUIRHEAD VATRIC	United Kingdom	Registered	9	21 January 1992	1488530	10 December 1993

Part 2

Material unregistered IP (excluding Licences In)

Copyright in design drawings and specifications created by the Company in respect of products sold or to be sold to its customers.

Know-how relating to the design, engineering and manufacturing processes relating to products sold by the Company to its customers.

Part 3

Licences In - registered

	Licensor	Licensee	Priority Date	Subject note
1	Sensopad Technologies Ltd	AID (UK) Ltd trading as Traxis	30 Oct 2001	PCT/GB0201204 Field Position Sensor (ret. Only PAD1)
2	Sensopad Technologies Ltd	AID (UK) Ltd trading as Traxis	5 Feb 2002	PCT/GB2003/000495 Ball Tracking Device

Notes:

1.	Family of Patents owned by Sensopad and used by Traxsys

—	Priority date was 30 October 2001

—	PCT application number is GB02/01204 PCT publication number is WO03/038379

—	Granted as EP1442273 (Europe), in DE, FR, IT, ES, NL, SE & GB2374424, also granted as US7208945, prosecution ongoing in China, Korea, Norway, Australia, Japan

2.	Family of Patent Applications: “Ball tracking device”

—	Priority date was 5 February 2002

—	PCT application number is GB03/000495 PCT publication number is WO03/067181

—	Not yet granted, prosecution ongoing in EP, US, Japan & China

Sensopad Technologies Limited has since changed its name to TT Electronics Limited.

Part 4

Licences In - material unregistered

Implied licences from some customers of the Business to use specifications and design drawings provided by customers to design and manufacture parts for such customers

Know-how relating to the Sensopad patents set out in Part 3 above.

Schedule 4

Information Technology

Part 1

IT Systems

(1)	(2)
AS/400	Muirhead Motion & Avionics
File & Print Server	Muirhead Motion & Avionics
Exchange Server	Muirhead Motion & Avionics
PDM Server	Muirhead Motion
Domain Controller	Muirhead Motion & Avionics
SQL Server	Muirhead Motion & Avionics
NAS Box	Muirhead Motion & Avionics
Antivirus Server	Muirhead Motion & Avionics
DCS Server	Muirhead Motion
Terminal Services Server	Muirhead Motion & Avionics
Websense Server	Muirhead Motion & Avionics
PDM Server	Traxsys Site
Domain Controller	Traxsys Site
Sytline Server	Traxsys Site
File & Print Server	Traxsys Site
Exchange Server	Traxsys Site
Samsung Telephone system	Muirhead Motion & Avionics
Eserver 15	Muirhead Motion & Avionics

Product	Total Licences	Total Installs
Office 97	247	244
Office Pro 2000
Office Pro XP
Office Pro 2003
Office Pro Plus 2007
Project 2000	62	36
Project Standard 2002
Project Pro 2003
Project Standard 2003
Project Standard 2007
Visio Standard 2002	47	41
Visio Standard 2002
Visio Pro 2003
Visio Standard 2007
LS/400 main production system – Avionics
LS/400 main production system – Aerospace
Sophos antivirus software	300	300
Websense
Virtual Office	11	11
Linpics system
Q-pulse
Minitab	5	5
Sonicwall
Sonicwall GAV & IPS
Time and Attendance

Product	Total Licences	Total Installs
Gumbo Spoolmail and SpoolAMatic
Payroll HRWorks
Permissions Analyser
Mail Disclaimer Maintenance
Mathcad	5	5
Opera 2d	3	3
MotorCad	4	4
Schaffner EPS 9980 emission software
Ultiboard/Multism software
PDM
Design Space (annual renewal required)

Part 2

Domain names

MUIRHEADAEROSPACE.COM
MUIRHEADAVIONICS.COM
TRAXSYS.COM
TRAXSYS.EU
TRAXSYS.CO.UK
TRAXSYS.ORG
TRAXSYS.ORG.UK

Part 3

IT Contracts

Disaster recovery contract with NDR

Maintenance agreement in respect of Samsung Telephone system with Progressive Communications (supplier)

Line rental for phone and other telecommunications and related support - Spitfire

Maintenance agreement in respect of Avaya telephone equipment with Comec

Maintenance agreement in respect of the Penge telephone system with Cenreal

AS400 software support	Supplier

LS/400 main production system - Avionics	Friedman
LS/400 main production system - Aerospace	Friedman

Network support
Penge
Sophos antivirus software	Foursys Ltd
Websense	Foursys Ltd
Virtual Office	Virtuall Software
Linpics system	Forward Microsystems
Q-pulse	Gael Quality Software

AS400 software support	Supplier
Minitab	Minitab
Sonicwall	Lan2Lan
Sonicwall	ISIPITT
Time and Attendance	Kronos
Gumbo Spoolmail and SpoolAMatic	Friedman Corporation
Payroll HRWorks	Wealden
Permissions Analyser	Share-IT
Mail Disclaimer Maintenance

Andover
Mathcad software assurance	PTC
Opera 2d	Vector Fields
MotorCad	Motor Design Ltd
Schaffner EPS 9980 emission software	Schaffner
Ultiboard/Multism software	National Instruments
PDM	NTCADCAM
Design Space	IDAC/ANSYS
Lan 2 Lan

IBM

Eserver i5	IBM

Schedule 5

Completion Obligations

1.	Seller’s Completion obligations

The Seller will be obliged to deliver to the Purchaser (or otherwise make available to the satisfaction of the Purchaser):

(a)	a copy of the minutes of a meeting of the directors of the Seller authorising the execution by the Seller of this Agreement and the Tax Deed;

(b)	transfers of the Shares duly executed by the Seller in favour of the Purchaser or its nominee(s) together with the relevant share certificates (or, in lieu of share certificates, indemnities in a form satisfactory to the Purchaser);

(c)	the IT Assignment Documents duly executed by the parties thereto;

(d)	agreed form claims or elections under paragraph 66 of Schedule 29 FA 2002 or Section 179A TCGA (as appropriate) to give effect to clause 14 (Joint elections) of the Tax Deed;

(e)	the statutory registers and minute books (properly written up to the time immediately prior to Completion), the common seal (if any), the certificate of incorporation and (if applicable) any certificate of incorporation on change of name of each Company;

(f)	the Tax Deed duly executed as a deed by the Seller;

(g)	the Traxsys Supply Agreement duly signed by AIDL and AID Inc;

(h)	the Deeds of Assignment executed as deeds by the parties thereto;

(i)	the Payne Compromise Agreement duly executed by Graham Payne and Muirhead;

(j)	the Releases duly executed by Wachovia Bank and the relevant Company;

(k)	certificates from each of the banks at which either Company maintains an account of the amount standing to the credit or debit of all such accounts as at the close of business on the last Business Day before the Completion meeting;

(1)	at its registered office all material records, correspondence, documents, files, memoranda and other papers belonging to each Company but not kept at any of the Properties, and shall procure that any other person controlled by the Seller shall do the same without delay;

(m)	the written resignations in the agreed form of all the directors and the secretary of each Company from their respective offices, such resignations to take effect from Completion;

(n)	irrevocable powers of attorney in the agreed form executed by the Seller in favour of the Purchaser or its nominee(s) to enable the beneficiary (pending registration of the transfers of the Shares) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose; and

(o)	a written shareholder resolution to change the name of AIDL to Traxsys Input Products Limited in agreed form;

and to cause a board meeting of each Company to be held at which:

(a)	the transfers of the Shares will be approved for registration (subject to their being duly stamped, which shall be at the cost of the Purchaser);

(b)	all resignations provided for above will be tendered and accepted so as to take effect at the close of the meeting;

(c)	all persons nominated by the Purchaser (in the case of directors, subject to any maximum number imposed by the relevant articles of association) will be appointed additional directors and appointed secretary;

(d)	all existing instructions and authorities to bankers will be revoked and will be replaced with alternative instructions, mandates and authorities in such form as the Purchaser may require;

(e)	the registered office will be changed to P. O. Box 36, 2 New Star Road, Leicester, LE4 9JQ;

(f)	the accounting reference date will be changed to 31 December; and

(g)	such other business as the Purchaser may reasonably require will be conducted.

2.	Purchaser’s Completion obligations

The Purchaser’s obligations (which are subject to the Seller complying with its obligations under paragraph 1) are to:

(a)	pay to the Seller’s Solicitors by electronic transfer an amount comprising the Provisional Consideration; and

(b)	deliver to the Seller:

(i)	a counterpart Tax Deed duly executed by the Purchaser; and

(ii)	a copy of the minutes of a meeting of the directors of the Purchaser authorising the execution by the Purchaser of this Agreement and the Tax Deed (such copy minutes being in each case certified as correct by the secretary of the Purchaser).

Schedule 6

Warranties

Part 1

General warranties

1.	Power to contract

The Seller has full power to enter into and perform this Agreement and the Tax Deed, each of which constitutes (or will when executed constitute) binding obligations on the Seller in accordance with their respective terms.

2.	The Company

Memorandum and articles of association

2.1	The copy of the memorandum and articles of association of the Company which has been Disclosed is true and complete in all respects and has embodied in it or annexed to it a copy of every such resolution and agreement as is referred to in section 29(1)(b) Companies Act 2006. The Company has at all times since carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all such resolutions and agreements.

Statutory books

2.2	The statutory books (including all registers and minute books) of the Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books, and no notice or allegation that any of them is incorrect or should be rectified has been received.

Statutory returns

2.3	The Company has complied with the provisions of the Companies Acts (as defined in the Companies Act 2006) and the Companies Act 1989 in that all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or to any other authority whatsoever by the Company have been correctly and properly prepared and so filed or delivered.

Share capital

2.4	The Shares constitute the whole of the issued share capital of Muirhead and the Seller is the sole beneficial owner of the Shares as set out in part 1 Schedule 1. There is no Encumbrance on, over or affecting any of the Shares or any unissued shares, debentures or other securities of Muirhead. No claim has been made by any person to be entitled to the benefit of any such Encumbrance and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company.

Subsidiaries’ shares

2.5	Muirhead is the sole beneficial owner of the entire issued share capital of AIDL and Norcroft as set out in Schedule 1 and is entitled to be registered as the legal owner of such shares. There is no Encumbrance on, over or affecting any of the shares in AIDL or Norcroft or any unissued shares, debentures or other securities of AIDL or Norcroft. No claim has been made by any person to be entitled to the benefit of any such Encumbrance and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of AIDL or Norcroft.

Purchase of own shares etc

2.6	The Company has at no time:

2.6.1	repaid, redeemed or purchased any of its own shares, or otherwise reduced its issued share capital or any class of it, or capitalised, in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed any resolution to do so, or agreed to do any of the above; or

2.6.2	directly or indirectly provided any financial assistance for the purpose of the acquisition of its own shares or the shares of any holding company of the Company or for the purpose of reducing or discharging any liability incurred in such an acquisition, whether in accordance with sections 155 and 156 CA 85 or otherwise.

Solvency

2.7	The Company is not insolvent as defined by section 123 Insolvency Act 1986:

2.7.1	has not entered into any scheme of arrangement or voluntary or other arrangement with any of its creditors, nor taken any steps to obtain a moratorium as set out in Schedule Al of that Act;

2.7.2	no order has ever been made or petition presented or resolution passed for its winding up and no distress, execution or other process has ever been levied on its assets;

2.7.3	no administrative or other receiver or manager has been appointed by any person over the whole or any part of its business or assets, nor has any petition been presented or application made for the appointment of an administrator in respect of it; and

2.7.4	there are no circumstances which would entitle any person to present a petition to wind it up, to appoint an administrator in respect of it or to appoint an administrative or other receiver or manager over the whole or any part of its undertaking or assets.

2.8	AID Inc was not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 or any equivalent legislation in the United States of America at the time of (nor did it become so as a result of) the sale of the shares in AIDL to Muirhead and there are no circumstances that would entitle a liquidator or administrator (or equivalent office holder) to set aside the sale by AID Inc of the shares in AIDL to Muirhead.

3.	Connected business

Connected transactions

3.1	The Company:

3.1.1	has not been, nor has agreed to become, the holder or other owner of any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom or elsewhere) with the exception of Norcroft and AIDL;

3.1.2	has not agreed to become a subsidiary of any other body corporate or under the control of any group of bodies corporate or consortium;

3.1.3	is not, nor has agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or a party to any agreement or arrangement for sharing commissions or other income; and

3.1.4	has no branch, place of business or substantial assets outside England and Wales or any permanent establishment (as that expression is defined in any relevant Order in Council made pursuant to section 788 TA 88) in any country outside the United Kingdom.

4.	Accounts

General

4.1	The Accounts have been audited, have been prepared and presented in accordance with UK GAAP, are consistent with the practice and policies adopted by the Company or during the three accounting periods ended on the Balance Sheet Date, comply with the requirements of CA 85 or the Companies Act 2006 (whichever is applicable) and give a true and fair view of the assets, liabilities and the financial position (including profits and losses) of the Company as at the Balance Sheet Date.

Provisions

4.2	Without prejudice to the contents of paragraph 4.1 above, the Accounts make proper provision or reserve for (or where appropriate disclose by way of note) all material liabilities, contingent liabilities, bad and doubtful debts, obsolete or slow moving stock and depreciation; and do not include (and the profits of the Company for the period have not been affected to a material extent by) any unusual, exceptional or non-recurring items of income or expenditure, with a value in excess of £100,000.

True and fair view

4.3	The profit and loss accounts, balance sheets and reports of the Company (copies of which have been Disclosed) covering the three years ended on the Balance Sheet Date, give a true and fair view of the assets, liabilities and financial position (including profits and losses) of the Company at the relevant dates, and there were no unusual, exceptional or non-recurring items or transactions entered into other than in the normal course of trade which materially affect such accounts or the trend of profits shown by them.

Basis of valuation

4.4	The basis of valuation for stock-in-trade, work-in-progress and of depreciation of fixed assets adopted for the purpose of the Accounts and each of the accounting periods of the Company for the last three financial years ended on the Balance Sheet Date has, in all material respects, remained consistent.

Books of account

4.5	All accounts, books, ledgers, financial and other necessary records of whatsoever kind of the Company (including all invoices and other records required for VAT purposes) have been accurately maintained, are in the possession of the Company and contain true and accurate records of all matters (including those required to be entered in them by all applicable legislation) and no notice or allegation that any of them is incorrect or should be rectified has been received.

US GAAP Accounts

4.6	The US GAAP Accounts have been properly prepared and presented in accordance with the Company’s accounting records, are in accordance with US GAAP and fairly and in all material respects state the assets, level of turnover, operating profit and losses and liabilities of the Company as at that date and for that period and (except as expressly disclosed in them) do not include any unusual, exceptional or non-recurring item of income or expenditure.

5.	Post-Balance Sheet Date events

5.1	Since the Balance Sheet Date:

5.1.1	the Company has carried on its business in the normal course and without any interruption or alteration in the nature, scope or manner of its business;

5.1.2	the Company has not experienced any material deterioration in its financial position or prospects or turnover or suffered any diminution of its assets by the wrongful act of any person and the Company has not had its business, profitability or so far as the Seller is aware prospects materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and so far as the Seller is aware there are no facts which are likely to give rise to any such effects;

5.1.3	the Company has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent), or made any payment not provided for in the Accounts, or entered into any other transaction, otherwise than in the ordinary course of trading;

5.1.4	the Company has not declared, made or paid any dividend, bonus or other distribution of capital or income (whether a qualifying distribution or otherwise) and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part or has become due or is liable to be declared due for any reason;

5.1.5	the Company has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company who on the Balance Sheet Date was entitled to remuneration in excess of £50,000 per annum and has not appointed or employed any additional director, officer or employee who is so entitled;

5.1.6	the Company has received payment in full on their due dates of all debts owing to the Company shown in the Accounts (subject to any provision for bad and doubtful debts made in the Accounts), and the Company has not released any debts in whole or in part or written off debts in an amount exceeding £100,000 in the aggregate;

5.1.7	the Company has not entered into contracts involving capital expenditure in an amount exceeding £100,000 in the aggregate;

5.1.8	the Company has not become aware that any event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by the Company or to call in any money before the normal due date;

5.1.9	the Company has not purchased stocks in quantities or at prices materially greater than was the practice of the Company before the Balance Sheet Date;

5.1.10	the Company has paid its creditors within the times agreed with such creditors and has no debts outstanding which are overdue for payment by more than four weeks;

5.1.11	the Company has not created or agreed to create any Encumbrance or entered into any factoring arrangement, hire-purchase, conditional sale or credit sale agreement which has not been Disclosed (and there has been no default by the Company in the performance or observance of any of the provisions of any such Disclosed Encumbrance, arrangement or agreement);

5.1.12	the Company has not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any overdraft facility which was available to the Company at the Balance Sheet Date) or renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the relevant Company at the Balance Sheet Date;

5.1.13	the Company has not made any material change to the accounting procedures or principles by reference to which the Accounts were drawn up nor made any change to its accounting reference date and no accounting period of the Company has ended since the Balance Sheet Date; and

5.1.14	the Company (including any class of its members) has not passed any resolution whether in general meeting or otherwise.

5.2	Prior to the date of this Agreement, the Seller has procured the repayment by the Companies of all External Borrowings and Inter-Company Payables.

6.	Transactions with the Seller, directors and Connected Persons

Loans and debts

6.1	There are not outstanding:

6.1.1	any Inter-Company Payables or Inter-Company Receivables

6.1.2	and, save for Ordinary Trading Items, there is not outstanding:

(a)	any other indebtedness or other liability (actual or contingent) owing by the Company to the Seller or any director of the Company or any Connected Person or owing to the Company by the Seller or any director of the Company or any Connected Person; or

(b)	any guarantee or security for any such indebtedness or liability.

Arrangements with Connected Persons

6.2	The Company:

6.2.1	is not, nor has it at any time during the last three years been, a party to any agreement, arrangement or understanding (whether legally enforceable or not) in which the Seller, or any director of the Company or any Connected Person is or has been interested whether directly or indirectly; or

6.2.2	is not a party to, nor have its profits or financial position during the last three years been affected by, any agreement or arrangement which is not entirely of an arm’s length nature.

Competitive interests

6.3	None of the Seller, the directors of the Company nor any Connected Person, either individually or with any other person or persons, has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to become competitive with any aspect of the Business of the Company except:

6.3.1	as registered holder or other owner of any class of securities of any company if such class of securities is listed on any recognised investment exchange (as defined in the Financial Services and Markets Act 2000) and if such person (together with Connected Persons and Affiliates) holds or is otherwise interested in less than three per cent of such class of securities;

6.3.2	for the Permitted Business and in relation to which the full details of the existing Permitted Business have been Disclosed,

and the Seller is not itself or with any other person or persons interested in any way whatsoever in any Intellectual Property Rights used and not wholly owned by the Company.

Benefits

6.4	No Connected Person is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from the Company.

7.	Finance

Borrowings

7.1	Particulars of all money borrowed by the Company have been Disclosed. The total amount borrowed by the Company from any source does not exceed any limitation on its borrowing contained in the articles of association of the Company or in any debenture or loan stock trust deed or instrument or any other document binding on the Company and the amount borrowed by the Company from each of its bankers does not exceed the overdraft facility agreed with such banker. The Company has no outstanding loan capital.

Debts owed to the Company

7.2	All debts owed to the Company are collectable in the ordinary course of business and each such debt will so far as the Seller is aware realise in full its face value within three months of its due date for payment. The Company owns the benefit of no debt (whether present or future) other than debts that have accrued to it in the ordinary course of business.

Bank accounts

7.3	There have been Disclosed:

7.3.1	particulars of the balances on all the bank accounts of the Company as at a date not more than two days before the date of this Agreement and the Company has no other bank accounts. Since the date of such particulars there have been no payments out of any such bank accounts except for routine payments;

7.3.2	all unpresented cheques drawn by the Company, and there are no such unpresented cheques drawn otherwise than in the normal course of business.

Financial facilities

7.4	The Seller has Disclosed full details and true and correct copies of all documents relating to all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to the Company and all Encumbrances to which any asset of the Company is subject. Neither the Seller nor the Company has done anything whereby the continuance of any such facility or Encumbrance in full force and effect might be affected or prejudiced.

Grants

7.5	Full details of all grants made to the Company in the last six years, and all outstanding applications for any such grant, have been Disclosed. No act or transaction has been effected in consequence of which the Company is or could be held liable to refund (in whole or in part) any such grant or any loan received by virtue of any statute, or in consequence of which any such grant or loan for which application has been made by it will not or may not be paid or will or may be reduced.

Options and guarantees

7.6	The Company is not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person; and no person has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

Payment of obligations

7.7	There has been no delay by the Company in the payment of any material obligation due for payment.

8.	Environment

Definitions

8.1	In this Agreement:

“Environment” means any and all organisms (including man), ecosystems, property and the following media: air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water);

“Environment Agreements” means any and all leases or licences or other agreements (including agreements of the nature referred to within DETR Circular 01/2006 dated September 2006) which are binding on the Company but only to the extent that they relate to the protection of the Environment and/or the prevention of Harm and/or Remediation Action and/or the provision of remedies in respect of Harm;

“Environment Law” means any and all laws applying as at the date of this Agreement, whether civil, criminal or administrative and which have as a purpose or effect the protection of the Environment and/or the prevention of Harm and/or the carrying out of Remediation Action and/or the provision of remedies in respect of Harm which are legally binding, including: European Community or European Union regulations, directives, decisions and recommendations; statutes and subordinate legislation; regulations, orders and ordinances; Permits; codes of practice, circulars, guidance notes and the like; common law, local laws and bye-laws; and judgments, notices, orders, directions, instructions or awards of any Competent Authority;

“Environment Liability” means liability (including liability in respect of Remediation Action) on the part of the Company and/or any of its directors or officers or shareholders under Environment Laws;

“Harm” means harm or damage to, or other interference with, the Environment and includes, in the case of man, offence caused to any of his senses or harm or damage to his property;

“Hazardous Matter” means any and all matter (including asbestos), radiation, electricity, heat, vibration or noise that (alone or in combination) is capable of causing Harm;

“Other Property” means any and all land or property, other than any Property, owned, occupied or operated at any time by the Company including any land or property used for the disposal, reclamation or recycling of Hazardous Matter;

“Permits” means any and all licences, consents, permits, registrations, filings, exemptions, approvals, authorisations or the like, made or issued pursuant to or under, or required by, Environment Law in relation to the Properties and/or the carrying on of the Business;

“Remediation Action” means (i) preventing, limiting, removing, remedying, cleaning-up, abating or containing the presence or effect of any Hazardous Matter in the Environment or (ii) carrying out investigative, design and scoping work and obtaining legal and other professional advice as is reasonably required in relation to (i).

Compliance with Environment Law

8.2	So far as the Seller is aware, each Property and any Other Property has been used, and the Company has operated, at all times in material compliance with Environment Law and no work, repairs, remediation, construction, or capital expenditure over £100,000 is required under any Environment Law.

8.3	The Seller has Disclosed all material correspondence between the Company and the competent authorities in respect of the Environment.

Permits

8.4	All Permits necessary under Environment Law for carrying on of the Business in the manner in which the Business is now carried on have been obtained, full copies of them have been Disclosed, and all are in full force and effect and their terms and conditions have been materially complied with. No circumstances exists which may result in modification, suspension, or revocation of any Permit or may result in any such Permit not being extended, renewed, granted or (where necessary) transferred. Renewals of all permits, if required, have been timely applied for.

Hazardous Matter

8.5	As far as the Seller is aware, no Hazardous Matter has been spilled, deposited, disposed of, discharged, emitted at, on, under or from any Property and/or the Other Properties on or prior to Completion which may give rise to an Environment Liability.

Environment Agreements

8.6	The Company is, and has at all times been, in compliance with the Environment Agreements, and has not received notification of any claim or liability, and does not know of any circumstances likely to give rise to a claim or liability, under any Environment Agreement.

Storage tanks

8.7	No underground storage tanks of any kind, including related pipework, are or have been located at any time whatsoever on or under any Property.

Notice of claims

8.8	At no time in the last three years have the Seller or the Company had knowledge of or received any notice, claim, demand or other communication which could give rise to an Environment Liability.

Assessments, audits etc

8.9	The Seller has Disclosed and provided to the Purchaser complete copies of all assessments, audits, reports or investigations relating to the Environment, Environment Law or Environment Liability in connection with the Properties or the Other Properties or to the operations of the Company whether in draft form (but excluding any draft reports superseded by a final version) or final form which it holds copies of and is entitled to disclose by operation of law.

Other Properties

8.10	The Seller has Disclosed the following information in relation to the Other Properties:

8.10.1	address and current and former uses; and

8.10.2	nature of involvement of the Company, including any former property interest.

Asbestos

8.11	So far as the Seller is aware no claim has been made or other action taken or threatened by any employee, customer or other individual alleging exposure to asbestos in any Products manufactured, sold, serviced, repaired or otherwise handled currently or in the past by the Company and the Seller is not aware of any circumstance which may reasonably lead to such a claim.

9.	Health and Safety

Compliance

9.1	So far as the Seller is aware, the Business has at all times been conducted in material compliance with all applicable legislation concerning health and safety matters and all and any regulations or orders made or issued under any such legislation and any relevant codes of practice, guidance notes and the like issued by government agencies which are legally binding (the “Health and Safety Legislation”).

9.2	[Intentionally left blank.]

Properties

9.3	No works, repairs, construction, remedial action or expenditure over £100,000 is required in relation to the Health and Safety Legislation in order to carry on the Business lawfully at any Property.

Claims

9.4	The Seller is not aware of any notice, claim or other communication alleging any contravention of or actual or potential liability under the Health and Safety Legislation.

10.	Other assets

Title

10.1	The Company:

10.1.1	has, except insofar as this Warranty is inconsistent with paragraph 22 (Properties) and paragraph 18 (IP) (and except for assets disposed of in the ordinary course of trading), legal and beneficial title (free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms) to all of its assets which:

(a)	are included in the Accounts; or

(b)	have otherwise been Disclosed as being its property; or

(c)	were at the Balance Sheet Date used or held for the purposes of its business; or

(d)	have been acquired by it since the Balance Sheet Date

and all such assets are in its possession and control and are sited within the United Kingdom.

10.1.2	has not acquired or agreed to acquire any material asset on terms that title does not pass to it until full payment is made.

10.1.3	owns or has the right to use all the assets used in, related to or required by the Company in order to carry on its business in the manner in which it is currently carried on.

Condition of assets

10.2	The plant and machinery (including fixed plant and machinery) and all vehicles and office and other equipment shown in the Accounts or acquired since the Balance Sheet Date or otherwise used in connection with the Business which have not been disposed of in the ordinary course of business:

10.2.1	do not so far as the Seller is aware contravene any requirement or restriction having the force of law;

10.2.2	are in materially good repair and condition and are regularly maintained;

10.2.3	are so far as the Seller is aware each capable of doing the work for which they were designed and/or purchased and will each be so capable (subject to fair wear and tear) during the period of time over which the value of such assets will be written down to nil in the accounts of the Company;

10.2.4	are not surplus to the Company’s requirements;

10.2.5	are not so far as the Seller is aware dangerous, inefficient, out of date, unsuitable or in need of renewal or replacement; and

10.2.6	are so far as the Seller is aware free from asbestos,

and the vehicles owned by the Company are so far as the Seller is aware road-worthy and duly licensed for the purposes for which they are used.

Condition of stock

10.3	The Company’s stock-in-trade is in good condition and is capable of being sold by the Company in the ordinary course of business in accordance with its current price list without rebate or allowance to a purchaser.

Rental payments

10.4	Rentals payable by the Company under any leasing, hire-purchase or other similar agreement to which it is a party are set out in the Disclosure Letter and have not been and are not likely to be increased and all such rentals are fully deductible by the Company for tax purposes.

11.	Insurance

Extent of insurance

11.1	All the assets of the Company that are of an insurable nature are adequately insured against fire and all relevant risks and the Company is and has at all material times since 11 October 1999 been adequately covered against all relevant legal liability and risks (including liability to employees or third parties for personal injury or loss or damage to property, product liability and loss of profit and liability to third parties in respect of errors or omissions in the provision of any professional services by the Company).

Premiums and claims

11.2	Particulars of all policies of insurance of the Company now in force have been Disclosed and such particulars are true and correct and all premiums due on such policies have been duly paid and all such policies are valid and in force. So far as the Seller is aware, there are no circumstances and there is no action which the Company has or has not taken in relation to a claim that would otherwise be payable under the policy which might lead to a repudiation of any such policy or to any liability under such insurance being avoided by the insurers in relation to a claim that would otherwise be payable under the policy or to the premiums being increased. There is no claim outstanding under any such policies and so far as the Seller is aware there are no circumstances likely to give rise to such a claim.

12.	Litigation

Litigation

12.1	The Company:

12.1.1	except as claimant in the collection of debts (not exceeding £100,000 in the aggregate) arising in the ordinary course of trading, is not now engaged in any Litigation, and no Litigation is in prospect, in either case by the Company or, so far as the Seller is aware, against the Company or any person for whose acts or defaults it may be vicariously liable;

12.1.2	has not, in the last five years preceding the date of this Agreement, been involved in any Litigation with any person who is or was a supplier, or customer, of importance to the Company or the Business, or where such Litigation resulted in adverse publicity or loss of goodwill; and,

12.1.3	so far as the Seller is aware, there is no matter or fact in existence which might give rise to any Litigation involving the Company, including any which might form the basis of any criminal prosecution against it.

Injunctions, etc

12.2	No injunction or order for specific performance has been granted against the Company which has not been discharged or fully complied with or is otherwise no longer in force.

Orders and judgments

12.3	The Company is not subject to any order or judgment given by any court, tribunal or governmental agency which is still in force, nor has it given any undertaking to any court or tribunal or to any third party arising out of any Litigation.

13.	Licences

General

13.1	The Company has all necessary licences (including statutory licences), permits, consents and authorities (public and private) for the proper and effective carrying on of the Business in the manner in which the Business is now carried on and all such licences, permits, consents and authorities are valid and subsisting and the Seller knows of no reason why any of them should be suspended, cancelled or revoked whether in connection with the sale to the Purchaser or otherwise and, so far as the Seller is aware, there are no factors that might in any way prejudice the continuance or renewal of any of those licences, permits, consents or authorities and the Company is not restricted by contract from carrying on any activity in any part of the world. The Company has obtained all export licences required for products exported from the United Kingdom.

Financial Services and Markets Act etc

13.2	The Company does not carry on or purport to carry on, nor has at any time since 28th April 1988 carried on or purported to carry on, in the United Kingdom

13.2.1	investment business within the meaning of section 1 Financial Services Act 1986; or

13.2.2	any regulated activity within the meaning of section 22 Financial Services and Markets Act 2000,

nor has contravened any provision of either of those Acts.

Data Protection Act 1998

13.3

13.3.1	The Company has registered or applied to register itself under the Data Protection Act 1998 in respect of all registrable personal data held by it, and all due and requisite fees in respect of such registrations have been paid.

13.3.2	The details contained in such registrations or applications are correct, proper and suitable for the purpose(s) for which the Company holds or uses the personal data which are the subject of them, and the contents of all such registrations or applications have been Disclosed.

13.3.3	All personal data held by the Company has been held by it in accordance with the data protection principles and there has been no unauthorised disclosure of such personal data.

13.3.4	The Company has not received any notice or complaint from any individual or regulatory authority alleging non-compliance with the Data Protection Act 1998 (including any prohibition or restriction on the transfer of data) or claiming compensation for an injunction in respect of non-compliance with the Data Protection Act 1998.

13.3.5	There are no unsatisfied requests to the Company made by data subjects in respect of personal data held by it, nor any outstanding applications for rectification or erasure of personal data.

13.3.6	There are no outstanding claims against the Company for compensation for inaccuracy, loss or unauthorised disclosure of personal data; nor is any personal data held by the Company inaccurate; nor has it lost or made any unauthorised disclosure of any such data.

13.3.7	Without prejudice to the specific provisions above, the Company and its employees have complied in all respects with the requirements of the Data Protection Acts 1984 and 1998.

14.	Trading

Definition

14.1	In this Agreement, “Product” means any goods, product, apparatus or equipment which the Company has manufactured, marketed, repaired, supplied or agreed to supply to any person or put into service and includes a product which is comprised in another product (whether by virtue of being a component part or raw material or otherwise).

Tenders, etc

14.2	No offer, tender or the like is outstanding (the value of which to the Company could exceed £100,000 in any year) which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

Delegation of powers

14.3	There are in force no powers of attorney given by the Company other than to the holder of an Encumbrance (which has been Disclosed) solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading contracts in the normal course of their duties.

Consequence of acquisition of Shares by Purchaser

14.4	Nothing done in compliance with the terms of this Agreement (including acquisition of the Shares by the Purchaser) and no change in the management of the Company will:

14.4.1	cause the Company to lose the benefit of any right or privilege it presently enjoys or so far as the Seller is aware cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

14.4.2	relieve any person of any obligation to the Company (either contractual or so far as the Seller is aware otherwise) or legally entitle any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right, whether under an agreement with, or so far as the Seller is aware otherwise in respect of, the Company;

14.4.3	conflict with, or result in the breach of, or constitute a default on the part of the Company or the Seller under (i) any of the terms, conditions or provisions of any agreement or instrument to which it is now a party; or any loan to or mortgage created by it; or (ii) its memorandum or articles of association;

14.4.4	result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity;

14.4.5	so far as the Seller is aware cause any director, officer or senior employee of the Company to leave employment;

14.4.6	conflict with, violate or result in a breach of any law, regulation, order, decree, claim form or application notice applicable to the Company or the Seller or entitle any person to receive from the Company any finder’s fee, brokerage or other commission, or, so far as the Seller is aware without having made any investigation of any such client, customer or supplier, will prejudicially affect the attitude or actions of clients, customers and suppliers with regard to the Company.

The Products

14.5	At no time has the Company:

14.5.1	carried on any business other than the Business now carried on by the Company; or

14.5.2	designed, manufactured, placed on the market, installed, supplied or put into service any Product which was at the material times not fully compliant with:

(a)	the requirements of all applicable European laws and the laws of any territory in which such Product has been placed on the market or put into service;

(b)	the terms of any applicable recognised national or international product standards; or

(c)	any representation or warranty (whether express or implied) given in respect of such Product; or

14.5.3	had knowledge of or received any notice, claim, governmental enforcement action or other communication from any person alleging any defect in, or lack of fitness for purpose of, any Product or any contravention of any applicable law or standard relating to the Products nor requiring the Company to repair or rectify any defect or default in any Product. So far as the Seller is aware, there are no circumstances which could give rise to such a notice, claim or action.

Guarantees and warranties

14.6	Except for warranties or guarantees implied by law, every:

14.6.1	guarantee, warranty and/or representation given or made in respect of articles or trading stock sold or contracted to be sold by the Company; and

14.6.2	liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles or stock that would apply after any such article or stock has been delivered by the Company

(the value of which could exceed £100,000) has been Disclosed.

Competition/Anti-trust

14.7	The Company is not party to or directly concerned in any agreement, arrangement, understanding, practice (whether or not legally binding) or conduct which is:

14.7.1	the subject of an investigation by the Office of Fair Trading or a reference to the Competition Commission under the provisions of the Enterprise Act 2002;

14.7.2	infringing Article 81 or Article 82 of the EC Treaty or section 2 or section 18 of the Competition Act 1998;

14.7.3	in contravention of the Consumer Credit Act 1974, the Trade Descriptions Act 1968, the Consumer Protection Act 1987 or any other provision of the Competition Act 1998 not previously mentioned;

14.7.4	otherwise in contravention of the anti-trust legislation, trade regulation or similar legislation of any jurisdiction in which the Company conducts business;

14.7.5	the subject of any investigation, inquiry or proceedings by any competent anti-trust authority or any litigation proceedings in respect of the anti-trust legislation, trade regulation or similar legislation of any jurisdiction in which the Company conducts business;

14.7.6	the subject of any threatened or pending investigation, inquiry or proceedings by any competent anti-trust authority or any threatened or pending litigation proceedings in respect of the anti-trust legislation of any jurisdiction in which the Company conducts business;

14.7.7	subject to any existing or pending decisions, judgments, orders or rulings of or undertakings given to any competent anti-trust authority or other competent body in any jurisdiction in which the Company conducts business; and

the Company is not in receipt of any payment, guarantee, financial assistance or other aid from a government or other state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for a decision declaring such aid to be compatible with the common market.

Restrictions on trading

14.8	The Company is not and has not been a party to any agreement, arrangement, understanding or practice restricting its freedom to provide and take goods and services by such means and from and to such persons and into or from such place as it may from time to time think fit other than as Disclosed.

Possession of records

14.9	All title deeds and agreements to which the Company is a party, and all other documents owned by it, are in its possession or so held; and none of its records, systems, controls, data or information is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerised or not) which (including all means of access to and from them) are not under the exclusive ownership and direct control of the Company.

Business names

14.10	The Company does not use on its letterhead, books or vehicles or otherwise carry on its business under any name other than its corporate name.

Unlawful acts

14.11	None of the Company or its existing officers or, so far as the Seller is aware, any of its previous officers have been prosecuted for any criminal, illegal or unlawful act connected with the Company.

Inducements

14.12	No officer or employee of the Company has (in connection with the Business or otherwise) directly or indirectly offered, given, procured or received any gift, loan, fee, reward, advantage or other consideration which:

14.12.1	is deemed illegal under the Prevention of Corruption Acts 1889 to 1916 and/or Part 12 of the Anti-terrorism, Crime and Security Act 2001, or which has contravened, or was intended to result in the contravention of, the laws of any jurisdiction (including in particular but without limitation the US Foreign Corrupt Practices Act); or

14.12.2	(whether or not it is unlawful) is in the nature of a bribe, influence payment or kickback or similarly has an ulterior or covert purpose;

or has agreed, conspired or attempted to, or assisted any other person to, do any such thing.

Previous Business Acquisitions

14.13	Other than as Disclosed, the Company has not acquired any business or material asset from a third party or from any member of the Retained Group.

15.	Contracts

Material contracts

15.1	All contracts to which the Company is a party with a value in excess of £100,000 in the last twelve months prior to Completion, and all contracts with the 10 largest customers and 10 largest suppliers of each Company, have been Disclosed and the Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

15.1.1	cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

15.1.2	requires the Company to pay any commission, finder’s fee, royalty or the like; or

15.1.3	is in any way otherwise than in the ordinary and proper course of the Company’s business.

Performance of contracts

15.2

15.2.1	The terms of all the Company’s contracts have been complied with by it and, so far as the Seller is aware, by the other parties to the contracts in all material respects and there are no circumstances likely to give rise to a default by it or (so far as the Seller is aware) by any other party under any such contract.

15.2.2	There are no outstanding claims, separately or in the aggregate, of material amounts, against the Company on the part of customers or other persons in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by it and no such claims are threatened or (so far as the Seller is aware) anticipated and (so far as the Seller is aware) there is no matter or fact in existence in relation to goods or services currently sold or supplied by it which might give rise to any such claim.

15.2.3	The Seller has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which it is a party or in relation to which it otherwise purports to have enforceable rights and it has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

Agency and distribution agreements

15.3	The Company is not a party to any subsisting agency or distributorship agreement with a value in excess of £100,000 in the twelve months prior to Completion.

16.	Employees

Particulars of employees

16.1	So far as the Seller is aware, the particulars shown in the schedule of employees that has been Disclosed are true and complete and show in respect of each director, officer or employee of the Company his date of birth (if available), the date on which he commenced continuous employment with the Company for the purposes of the ERA and all remuneration payable and other benefits provided or which the Company is bound to provide to each such person and full particulars of all remuneration arrangements (particularly profit sharing, incentive, bonus and severance arrangements to which the Company is a party) and each director, office, employee and worker of the Company is Disclosed.

Contracts of employment

16.2	Copies of all written contracts of employment in force between the Company and any of its directors, officers or employees (and so far as the Seller is aware any material terms of employment that are not in writing) have been Disclosed. There are no consultancy, agency or management services agreements in existence between the Company and any other person, firm or company, and there are no legally binding agreements between the Company (or any employers’ or trade association of which the Company is a member) and any recognised Trade Union or works council or staff association. There are no outstanding pay negotiations with any employees or recognised Trade Unions.

Benefits

16.3	There are no amounts owing to present or former directors, officers or employees of the Company other than not more than one month’s arrears of remuneration (including any bonuses, benefits or other employment-related payments) accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this Agreement and no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer or employee of the Company, nor any dependant of any present or former director, officer or employee of the Company.

Liabilities and payments

16.4	So far as the Seller is aware and except to the extent (if any) to which full provision or allowance has been made in the Accounts:

16.4.1	no liability has been incurred or is reasonably anticipated by any senior member of the Human Resources department of the Company for breach of any contract of employment or for severance payments or for redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for sex or race or disability discrimination or for any other liability (statutory, contractual or otherwise) accruing from the termination or variation of any contract of employment or (in respect of any discrimination claims only) for services;

16.4.2	no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, suspension or variation of any contract of employment of any present or former director, officer or employee or any dependant of any present or former director, officer or employee of the Company; and

16.4.3	the Company has not made or agreed to make any payment to, or provided or agreed to provide any benefit or change in terms and conditions of employment for, any of its present or former directors, officers or employees in connection with the sale and purchase contemplated by this Agreement.

Relevant legislation

16.5

16.5.1	The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied with:

(a)	all material obligations imposed on it by all relevant statutes or statutory instruments affecting its employment of any persons and all relevant orders and awards made thereunder and has maintained records regarding the service, terms and conditions of employment of each of its employees; and

(b)	all collective agreements and recognition agreements for the time being affecting its employees or their conditions of service.

16.5.2	The Company has not been served with any improvement and/or prohibition notices pursuant to sections 21 and 22 of the Health and Safety at Work etc Act 1974, nor is any prosecution or sentence pending for any (alleged) offence under that Act.

16.5.3	So far as the Seller is aware, the Company is not in breach of any of the provisions on the employment of young persons contained in the Health and Safety (Young Persons) Regulations 1997, the Children (Protection at Work) Regulations 1998 or the Working Time Regulations 1998 and is not presently being prosecuted under any of such provisions.

16.5.4	There is no liability awarded by a court or tribunal or claim against the Company outstanding under the Equal Pay Act 1970, the Sex Discrimination Acts 1975 and 1986, the Race Relations Act 1976, the Disability Discrimination Act 1995, ERA, TUPE, the Social Security Contributions and Benefits Act 1992, TULRCA, the Working Time Regulations 1998, the National Minimum Wage Regulations 1999 or the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 or the Employment Act 2002, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003 and the Employment Equality (Age) Regulations 2006.

16.5.5	Within a period of one year preceding the date of this Agreement, the Company has not given notice of any redundancies to the Secretary of State or started consultations with any independent trade union or workers’ representatives under the provisions of Part IV TULRCA or under TUPE nor has it failed to comply with any such obligation under Part IV TULRCA or under TUPE.

Termination of employment

16.6	None of the present directors, officers or employees of the Company has given or received notice terminating his employment except as expressly contemplated under this Agreement and Completion of this Agreement will not entitle any director, officer, employee to terminate his employment or trigger any entitlement to a severance payment or liquidated damages; and the Company has complied with all specific recommendations made to it by the Advisory Conciliation and Arbitration Service and with all awards and declarations made to it by the Central Arbitration Committee in respect of its employees or any Trade Union.

Share and other schemes

16.7

The Company does not have in existence and is not proposing to introduce, and none of its directors, officers or employees participates in (whether or not established by the relevant Company), any employee share option plan, employee share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its present or former directors, officers or employees or the dependants of any of such persons or any scheme under which any of its present or former directors, officers or employees is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company or any other person, firm or company including any profit related pay scheme established under Chapter III, Part V TA 88.

Disputes and claims

16.8	No:

16.8.1	dispute exists or can reasonably be anticipated (by any senior member of the Human Resources Department of the Company) between the Company and a material number or category of its employees or any Trade Union(s) or works council and, so far as the Seller is aware, there are no wage or other claims outstanding against the Company by any person who is now or has been a director, officer or employee of the Company; and

16.8.2	form of official industrial action by the Company’s employees or workers or any lock out has occurred during the last three years, nor, so far as the Seller is aware, is any reasonably anticipated by any senior member of the Human Resources Department of the Company, which has caused, or is likely to cause, the Company to be materially incapable of carrying on its business in the normal and ordinary course.

Transfer of undertakings

16.9	The Company has not:

16.9.1	been a party to any relevant transfer as defined in TUPE; or

16.9.2	failed to comply with any duty to inform and consult any Trade Union or employees’ or workers’ representatives under TUPE within the period of one year preceding the date of this Agreement.

Agreements with Trade Unions

16.10	The Company is not a party to any agreement or arrangement with or commitment to any trade unions or staff association and, so far as the Seller is aware, no application for collective bargaining – recognition by a recognised Trade Union is pending in relation to the Company under Schedule Al of TULRCA.

17.	Pension Schemes

General

17.1	All material details of the Pension Schemes, the Company’s obligations in respect of them, the trustees (where appropriate) and those of the employees who are members have been Disclosed and no proposal has been announced or made by the Company to amend any of the Pension Schemes.

17.2	Other than as Disclosed, there are no other Pension Schemes for current or past directors or employees of the Company and no other schemes that the Company, or any part of it, has ever participated in as an employer.

Benefits, discretions and funding

17.3	In relation to each Pension Scheme:

17.3.1	no power to augment benefits has been exercised;

17.3.2	no discretion has been exercised to admit an employee to membership of the pension scheme who would not otherwise be eligible;

17.3.3	no discretion has been exercised to provide a benefit which would not otherwise be provided;

17.3.4	all benefits (other than a refund of contributions with interest where appropriate) payable under the pension scheme on the death of a member while in an employment to which the pension scheme relates or during a period of sickness or disability of a member are fully insured by a policy with an insurance company of good repute. Each member has been covered for insurance by the insurance company at its normal rates and on its normal terms for persons in good health and all premiums payable have been paid;

17.3.5	there are no contributions to the Pension Scheme which are due but unpaid and have remained unpaid for more than one month and in any event contributions have been paid which are at least equal to and by the due date specified in any schedule of contributions or payments applicable under section 58 or 87 Pensions Act 1995; and

17.3.6	other than benefits payable on death as Disclosed, it provides only money purchase benefits within the meaning of section 181 Pension Schemes Act 1993. None of the Companies have given any assurance, promise or guarantee (whether oral or written) to any person as to the level or amount of benefit to be provided and, so far as the Seller is aware, no other person has given such assurance, promise or guarantee.

Administration

17.4	Each Pension Scheme:

17.4.1	is a registered pension scheme under Chapter 2 of Part 4 of the Finance Act 2004 and, so far as the Seller is aware, there is no reason why such registered status might be withdrawn under section 157 of that Act;

17.4.2	has not been the subject of any report of wrongdoing or irregularities by the Companies to the Pensions Regulator and, so far as the Seller is aware, no other person has made such a report and there are no circumstances which would justify such a report;

17.4.3	is a scheme in respect of which all actuarial, consultancy, legal and other fees, charges or expenses have been paid and for which no services have been provided for which an account or invoice has not been rendered; and

17.4.4	has been, so far as the Seller is aware, administered in accordance with all applicable laws, regulations and requirements and all applicable requirements of any governmental body or regulatory authority.

Claims

17.5	So far as the Seller is aware, no claim has been threatened or made or litigation commenced against the trustees or administrator of any Pension Scheme or against the Company or any other person whom the Company is or may be liable to indemnify or compensate in respect of any matter arising out of or in connection with any Pension Scheme. So far as the Seller is aware, there are no circumstances that may give rise to any such claim or litigation. There are no unresolved disputes under any Pension Scheme’s internal dispute resolution procedure.

Stakeholder pension arrangements

17.6	The Company has complied with all obligations imposed by the Welfare Reform and Pensions Act 1999 and any regulations made under it regarding facilitating access to all of its relevant employees (as defined in that Act) to a stakeholder pension arrangement and

17.6.1	there is no obligation on the Company to pay contributions to a stakeholder pension arrangement in respect of any employee or officer of the Company; and

17.6.2	there are no claims or actions in progress or pending, nor, so far as the Seller is aware, any reason for such claims or actions involving any employee or officer of the Company in connection with a stakeholder pension arrangement.

18.	Intellectual Property Rights

Definitions

18.1	In this Agreement:

“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, trade marks, service marks and trade names, domain names, rights in get-up, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information (including Know-How) and any other intellectual property rights or rights of a similar nature, in each case whether registered or unregistered, and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Know-How” means all inventions, improvements, modifications, processes, formulae, models, prototypes and sketches, drawings, plans or specifications or any other matters made, devised, developed or discovered by the Company, alone or with one or more others, relating to or otherwise in connection with the Business;

“Licences In” means licences, agreements, authorisations and permissions pursuant to which the Company uses, exploits or holds (or is permitted to use, exploit or hold) any Intellectual Property Rights belonging to any third party;

“Licences Out” means licences, agreements, authorisations and permissions pursuant to which the Company authorises or permits the use of any Intellectual Property Rights belonging to or otherwise held by the Company.

Not Licences In or Licences Out

18.2	Complete and accurate particulars of all registered Intellectual Property Rights and all material unregistered Intellectual Property Rights owned, used or exploited by the Company (other than Intellectual Property Rights used or exploited by the Company pursuant to Licences In) are set out in Part 1 and Part 2 of Schedule 3 (Intellectual Property) respectively.

Licences In

18.3	Complete and accurate particulars of all registered Intellectual Property Rights and all material unregistered Intellectual Property Rights used or exploited by the Company pursuant to Licences In (in whatever form and whether express or implied) are set out in Parts 3 and 4 of Schedule 3 (Intellectual Property) respectively.

Licenses Out

18.4	The Company has not entered into any Licences Out of its Intellectual Property Rights.

No other Intellectual Property Rights required

18.5	The Company does not require any Intellectual Property Rights other than those set out in Parts 1, 2, 3 and 4 of Schedule 3 (Intellectual Property) in order to carry on the Business.

Sole owner or applicant

18.6	Except in respect of Intellectual Property Rights used, exploited or held by the Company pursuant to the Licences In as set out in Parts 3 and 4 of Schedule 3, the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights used by the Company including, without limitation, those set out in Part 1 of Schedule 3, free from all Encumbrances.

Valid, subsisting and enforceable

18.7	The Intellectual Property Rights owned by the Company, including without limitation those set out in Part 1 of Schedule 3, are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

18.7.1	all application and renewal fees and other steps required for the prosecution, maintenance or protection of such rights have been paid on time or taken;

18.7.2	so far as the Seller is aware, no trade marks, service marks, trade names, or domain names, identical or similar to any such rights, has been registered or is being used by any person in the same, or a similar, business to that of the Company in any country in which the Company has registered or is using that trade mark, service mark, trade name or domain name;

18.7.3	all confidential information (including Know-How) has been kept confidential and has not been disclosed to third parties (other than persons who have signed written confidentiality undertakings in respect of such information, details of which have been Disclosed);

18.7.4	there are no pending or outstanding claims against the Company for compensation under the Patents Act 1977 or equivalent legislation worldwide;

18.7.5	there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

No omission

18.8	Nothing is due to be done within 30 days of Completion the omission of which would jeopardise the prosecution, maintenance or protection of any of the Intellectual Property Rights owned or used by the Company (other than Intellectual Property Rights used or exploited by the Company pursuant to Licences In) which are registered or the subject of an application for registration.

Applications

18.9	So far as the Seller is aware, there are no factors that would cause any applications for registration of any Intellectual Property Rights to be unacceptable to any body to which the application is being made.

Licences In valid etc

18.10	The Licences In:

18.10.1	are valid and binding (so far as the Seller is aware) and nothing has been done or not been done by the Seller, or, so far as the Seller is aware, by any third party, as a result of which any of them has ceased or might cease to be valid;

18.10.2	have not been the subject of any breach or default by the Company or, so far as the Seller is aware, any party or any event which, with the giving of notice or lapse of time, would constitute a default by the Company;

18.10.3	are not, and have not been, the subject of any claim, dispute or proceeding, pending or threatened;

18.10.4	have, where required, been duly recorded or registered; and

18.10.5	have been fully paid up as at the Completion Date,

and the Seller has no reason to believe that there is any cause for any Licence In to come to an end or be restricted except in accordance with its terms.

No infringement etc

18.11	No Intellectual Property Rights (excluding for the avoidance of doubt any Licence In) owned or used by the Company now or previously:

18.11.1	have infringed or infringe the Intellectual Property Rights of any third party; or

18.11.2	have constituted or constitute of any duty of confidence, passing off or actionable act of unfair competition; or

18.11.3	have given or give rise to any obligation to pay any royalty, damages or other sum.

18.12	So far as the Seller is aware, no activities of the Company or of any licensee of the Company in respect of the Licences In:

18.12.1	have infringed or infringe the Intellectual Property Rights of any third party; or

18.12.2	have constituted or constitute any breach of any duty of confidence; or

18.12.3	have constituted or constitute passing off or actionable act of unfair competition; or

18.12.4	have given or give rise to any obligation to pay any royalty.

Change of control

18.13	No change of control of the Company will result in the termination of, or materially affect, any of the Intellectual Property Rights set out in Parts 3 and 4 of Schedule 3 (Intellectual Property).

Confidential information

18.14	In relation to rights in confidential information comprising Intellectual Property Rights:

18.14.1	all such confidential information is in the lawful possession of the Company;

18.14.2	the Company has not disclosed or permitted to be disclosed any such information (other than to the extent necessary in the ordinary course of business or for the purpose of disclosure to its professional advisers) to any person except the Purchaser;

18.14.3	the Company does not own rights in any confidential information which may be capable of patent protection or which, if disclosed other than subject to conditions of confidentiality, might have a material adverse effect on any business carried on by the Company;

18.14.4	so far as the Seller is aware, no activity of any third party constitutes or is likely to constitute any breach of any duty of confidence owed to the Company; and

18.14.5	no activity of the Company constitutes or is likely to constitute any breach of any duty of confidence owed by the Company to any third party.

19.	Information technology and telecommunications

Definitions

19.1	In this Agreement:

“IT Contracts” means any agreements, licences or other contractual arrangements with third parties relating to the IT Systems or IT Services, including licences of all software, leases of hardware and other procurement of IT Systems or IT Services;

“IT Services” means any services relating to the IT Systems or to any other aspect of the Company’s data processing or other technology requirements, including software development, support or maintenance, consultancy, source code deposit, recovery and network services, facilities management or hardware maintenance; and

“IT Systems” means all computer programs (in both source and object code form), computer hardware and peripherals, telecommunications and network equipment owned, used, leased or licensed in by or to the Company.

Ownership and control

19.2	All IT Systems material to the operation of the Company have been identified in Part 1 of Schedule 4 (Information Technology).

Operation

19.3	So far as the Seller is aware:

19.3.1	all IT Systems are in good working order, function in accordance with all applicable specifications and have been, and are being, properly and regularly maintained and replaced;

19.3.2	no part of the IT Systems has materially failed to function or has otherwise materially interrupted or hindered the operation of the business of the Company at any time during the 2 years prior to the date of this Agreement; and

19.3.3	all IT Services are being, and have been, provided in accordance with all applicable specifications.

Access

19.4	The Company has full and unrestricted access to, and use of, the IT Systems and no third party agreements or consents are required to enable the Company to continue such access and use following Completion.

Domain names

19.5	The Company is the registrant and beneficial owner of the domain names specified in Part 2 of Schedule 4 (Information Technology) and those domain names do not infringe the Intellectual Property Rights of any third party.

Websites

19.6	All websites operated by the Company have been created or developed by the Company or pursuant to IT Contracts that vest the legal and beneficial ownership of all copyright and all other Intellectual Property Rights in such websites in the Company and, so far as the Seller is aware, the content of the websites does not infringe the Intellectual Property Rights of any third party.

IT Contracts

19.7	The IT Contracts:

19.7.1	are so far as the Seller is aware valid and binding and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid;

19.7.2	have not been the subject of any breach or default by the Company or, so far as the Seller is aware, any party and are not otherwise liable to be adversely affected by the transactions contemplated by this Agreement; and

19.7.3	are not, and have not been, the subject of any claim, dispute or proceeding, pending or threatened.

19.8	The IT Contracts in relation to the software used in the Business are listed in part 3 of Schedule 4, are licensed to the Company and have been fully paid up to the Completion Date by the Company.

20.	Legislation

20.1	So far as the Seller is aware the Company is not in breach of, nor has it received notice of, nor is it aware of, any allegation of breach of, the requirements of any legislation that is applicable to it.

21.	Information

21.1	The information set out in Schedules 1 to 4 (inclusive) is complete, true, accurate and not misleading. Insofar as any such information amounts to a forecast or an expression of opinion, intention or expectation, such information is, so far as the Seller is aware, fair and honest and made on reasonable grounds.

22.	Properties

22.1	The Properties comprise all the land owned, controlled, used or occupied by the Company, and all the estates, interests or rights vested in the Company relating to any land, at the date of this Agreement.

22.2	The Company has no liability (whether actual, contingent or otherwise) as tenant, assignee, guarantor, covenantor or otherwise arising from or relating to any estate, interest or right in any land other than the Properties.

22.3	The Company’s title to each Property for the estate or interest is as set out in Schedule 2 and free from any Encumbrances, any agreements for sale or lease, options or rights of pre-emption.

22.4	Any Letting Documents to which any Property is subject are referred to in Part 3 of Schedule 2. Otherwise the Company is in actual occupation of each of the Properties on an exclusive basis and, except by virtue of the Letting Documents, no person, other than the Company, has any right (actual or contingent) to possession, occupation or use of or interest in the Properties.

22.5	Complete and accurate copies of all Leases and Letting Documents have been Disclosed and the Company has not received notice or allegation of any breach of any of the Leases or Letting Documents.

22.6	The documents of title relating to each Property consist of original documents or properly examined abstracts, all of which are in the possession of the Company or are unconditionally held to its order.

22.7	The Property held under the lease dated 4 December 2000 made between Burry and Knight Limited (1) and Devlin Electronics Limited (2) has a water supply and discharges effluent via adopted public service media.

22.8	The Seller is not aware of any disputes, claims, actions, demands or complaints which are outstanding in relation to any Property and the Seller is not aware of any notices materially affecting the Property have been given or received.

22.9	The Property is not subject to any outgoings other than the uniform business rate or water rates (and sums due under any Lease including rent, insurance and service charge) and all such payments have been made to date.

22.10	The current use of each Property is as set out in column (5) of Part 1 Schedule 2 and the Company is not aware of any enforcement proceedings having been commenced or notices served and no such proceedings or notices have been proposed.

22.11	The Seller is not aware of any notice or allegation of any breach of any laws, regulations, restrictions, covenants or obligations from any person.

22.12	So far as the Seller is aware, there is no outstanding order, notice or other requirement of any local or other authority affecting the Property or involving expenditure in compliance with it nor any circumstances which may result in any such order or notice being made or served.

22.13	In relation to each Property where the Company’s tenure is leasehold:

22.13.1	the current rent payable (being rent only) is set out in Part 1 of Schedule 2. The last instalment of rent was paid to and was accepted by the landlord without qualification; and

22.13.2	all steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or the courts and, where appropriate, evidence of the agreement or determination of the current rent has been placed with the documents of title; and

22.13.3	sections 24 to 28 Landlord and Tenant Act 1954 have not been excluded in relation to the tenancy created by the Lease.

22.14	The lease dated 4 January 1993 between Openmen Limited (1) and Muirhead Vactric Components Limited (2) was determined by effluxion of time. There are no outstanding tenant’s liabilities under this lease.

22.15	There are no outstanding tenant’s liabilities under the agreement for lease referred to in paragraph 1.2.10 of the Second Schedule of the lease dated 4 December 2000 made between Burry and Knight Limited (1) and Devlin Electronics Limited (2).

22.16	The Seller is not aware of any unusual or otherwise onerous conditions contained in Planning consents 0065823 relating to the Property at Southall and 65823 30/03/1999 relating to the Property at Ringwood which prevent the existing use of those properties.

Part 2

Taxation Warranties

23.	General

23.1	Provision or reserve has been made in the Accounts in accordance with UK GAAP for all Taxation liable to be assessed on the Company or for which the Company is accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before the Balance Sheet Date or deemed to have been or treated as earned, accrued or received for Taxation purposes on or before the Balance Sheet Date and/or in respect of any event occurring or deemed to have occurred on or before the Balance Sheet Date, including distributions made on or before the Balance Sheet Date or provided for in the Accounts.

23.2	Provision has been made in the Accounts for deferred Taxation in accordance with UK GAAP.

24.	Payment of Tax

24.1	The Company has properly paid all Taxation prior to Completion which it has become liable to pay prior to Completion and it has not within the last six years paid or become liable to pay, nor so far as the Seller is aware are there any circumstances which may cause it to become liable to pay, any penalty, fine, surcharge or interest in connection with Taxation.

24.2	All payments by the Company to any person which ought to have been made under deduction or withholding of Taxation have been so made and the Taxation so deducted or withheld has been properly and punctually accounted to the relevant Taxation Authority.

25.	Compliance

25.1	In the six years prior to Completion, the Company has made all returns, claims for relief, applications, notifications, computations, reports, accounts, statements, registrations and assessments (whether physically in existence or electronically stored) (“Returns”) it is required by law to make. All Returns have been properly submitted by the Company within any relevant time limits to each relevant Taxation Authority and the Returns so far as the Seller is aware give full disclosure of all material facts and circumstances and so far as the Seller is aware are not likely to be the subject of any question or dispute with any Taxation Authority.

25.2	In the six years prior to Completion, the Company has prepared, kept and preserved sufficient records to enable it to make and complete returns for Taxation purposes and to calculate the liability to Taxation or the amount of a Relief arising on the disposal of any asset owned at the Balance Sheet Date or acquired since the Balance Sheet Date but before Completion and otherwise as required by law.

25.3	The Disclosure Letter contains details so far as they affect the Company of all arrangements with any Taxation Authority current at Completion that are not based on a strict application of the law relating to Taxation (other than published extra-statutory concessions, statements of practice and statements of a similar nature) and so far as the Sellers is aware no such arrangement is liable to be withdrawn for any reason.

25.4	The Company is not in dispute with any Taxation Authority and so far as the Seller is aware there are no circumstances that exist which are likely to give rise to any such dispute. No Taxation Authority has, within the past 12 months, investigated or indicated in writing that it may investigate the Company’s Taxation affairs and so far as the Seller is aware the Company is not subject to any ongoing investigation.

25.5	All particulars furnished to any Taxation Authority in connection with an application for any consent or clearance made on behalf of or affecting the Company during the last six years were made to the appropriate office, section, department or body and disclosed all material facts, circumstances and (where appropriate) law material to the decision of the relevant Taxation Authority and any such consent or clearance given remains valid and effective and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) in all material respects in accordance with the terms of the relevant application, consent or clearance.

26.	Taxation Claims Reliefs and Liabilities

26.1	In the six years prior to Completion, no Company pursuant to an indemnity, guarantee or covenant other than in the ordinary course of its trade and relating to the sale of capital assets subject to the TCGA provisions or shares has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to Taxation.

26.2	There is no charge referred to in section 237 Inheritance Tax Act 1984 outstanding in respect of any asset of the Company or the Shares.

27.	Corporation Tax/Capital Allowances

27.1	The Disclosure Letter sets out full particulars of all claims and elections made (or assumed in the Accounts to be made) under Sections 152, 162, 175 or 179B of the TCGA and paragraphs 40, 56, 65 or 67 Schedule 29 Finance Act 2002 insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Completion Date by the Company of any of its assets.

27.2	The Company has not since the Balance Sheet Date made any distribution within the meaning of section 209 TA 88 (meaning of “distribution”) save for any dividend disclosed in the Accounts nor is it bound to make such a distribution.

27.3	In the six years prior to Completion, the Company has not at any time repaid, redeemed or repurchased or agreed to repay, redeem or repurchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital nor has the Company capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for receipt of new consideration (within the meaning of Part VI TA 88) or passed or agreed to pass any resolution to do so.

27.4	In the six years prior to Completion , no rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax to the extent that they have been reflected as allowable deductions, management expenses and charges in tax returns submitted prior to Completion.

27.5	Under current law, all expenditure which the Company has incurred in the six years prior to Completion or may incur under any subsisting commitment on the provision of machinery, plant or buildings has qualified or will qualify (if not deductible as a trading expense for trade carried on by the Company) for writing-down allowances or industrial building allowances (as the case may be) under CAA to the extent that it has been reflected as qualifying expenditure in tax returns submitted prior to Completion. In relation to expenditure incurred but for which no claim has been made a claim made in the Company’s next corporation tax self assessment return for such allowances in respect of such expenditure would not be barred by virtue of section 58(4), CAA.

27.6	The Company has not in the past six years incurred any long-life asset expenditure within the meaning of section 90, CAA.

27.7	None of the assets of the Company expenditure on which has qualified for a capital allowance under Part 3, CAA in the past six years has at any time been used otherwise than as an industrial building or structure.

28.	Close Companies

28.1	The Company is not nor has it been in the last six years a close company within the meaning of sections 414 and 415 TA 88.

29.	Tax Avoidance

29.1	The Company has not entered into or so far as the Seller is aware been a party to any scheme, arrangement or transaction designed wholly or mainly, for the purpose of avoiding or reducing a liability to Taxation.

29.2	The Company has not been party to any arrangements, transaction or series of transactions which it has or may become liable to notify to any Tax Authority under any legislation requiring the disclosure of tax avoidance schemes.

30.	Value Added Tax

30.1	Each Company has, throughout the whole of the period beginning three years before the Balance Sheet Date and ending on the date hereof, been registered and been eligible to be registered and is a taxable person for the purposes of the VATA and such registration is not subject to any conditions imposed by or agreed with HM Revenue and Customs (“HMRC”)

30.2	Each Company has complied with the terms of all statutory provisions, regulations, directions, conditions, notices and agreements with HMRC relating to VAT. The Company has not been required by HMRC to give security.

30.3	All supplies of goods and services made by the Company are taxable supplies for the purposes of the VATA and all input tax is deductible in accordance with the provisions of sections 25 and 26 VATA.

30.4	Neither the Company nor any relevant associate (within the meaning of paragraph 3(7) Schedule 10 VATA) has made any election under paragraph 2(1) Schedule 10 VATA in respect of any land in, over or in respect of which the Company has any interest, right or licence to occupy and the Company has no obligation to make such an election.

30.5	The Company does not own any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

31.	Share Schemes/Restricted Securities

31.1	The Company has not established (or is a participant in) any bonus, share option, profit related pay or other scheme or arrangement, whether or not approved by HMRC, for the benefit of its current or former officers or employees or any of them.

32.	International

32.1	The Company was incorporated in and is and for the six years prior to Completion has been resident only in the United Kingdom for Taxation purposes and for the purposes of any double taxation agreement. The Company is not liable to, and has at no time in the past six years incurred any, or is required to be registered for any Taxation in any jurisdiction other than the United Kingdom or had a branch outside the United Kingdom or any permanent establishment (as that expression is defined in the respective double taxation relief orders current at the date of this Agreement) outside the United Kingdom.

32.2	The Company has not without the prior consent of HM Treasury, or without having duly provided the required information to HMRC, carried out or agreed to carry out any transaction (including under section 765 TA 88) which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of section 765 A(2) TA 88 (supply of information on movement of capital within the EU) and any regulations made or notice given by that section.

33.	Non-Arm’s Length Transactions

33.1	The Company has not in the period of six years ending on the date of this Agreement been party to any non-arms length transaction or been party to any transaction or arrangement to which the provisions of section 770A and Schedule 28AA TA 88 may apply. So far as the Seller is aware, the Company will not receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or those services or facilities.

33.2	So far as the Sellers are aware, the Company has not at any time within the last six years transferred any asset for less than market value in circumstances where the provisions of section 17 TCGA apply to that transfer.

34.	Groups of Companies

34.1	The Company has not in the past six years been a 51 per cent subsidiary of any person within the meaning of section 838 TA 88 (subsidiaries) other than a 51 per cent subsidiary of AID Inc. or the Seller.

34.2	The Company has not at any time during the last six years acquired any asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA;

34.3	The Company has not since the Balance Sheet Date ceased to be a member of a group of companies in such circumstances that a profit or gain was deemed to accrue to it under section 178 or 179 TCGA;

34.4	In the six years prior to Completion, there has been no reallocation of Tax to the Company from the Seller or a member of the Seller group of companies pursuant to Sections 171A, 175, 179A or 179B of TCGA or paragraph 66 of Schedule 29 FA 2002 and no amount in consideration of a similar reallocation is owed by a Company to any other person (other than another Company).

35.	Stamp Duties

35.1	There is no instrument to which the Company is a party and which is necessary to establish the Company’s rights or the Company’s title to any asset, which is liable to stamp duty and which has not been duly stamped, or which would attract stamp duty, interest or penalties if brought into the United Kingdom.

35.2	Within the 3 years ending on the date of this Agreement, the Company has not made any claim for relief, exemption or deferral of stamp duty, stamp duty land tax or stamp duty reserve tax.

35.3	The Company is not nor may become liable to pay stamp duty land tax after Completion by reference to any land transaction, as defined in section 43 FA 2003, to which it has been a party prior to Completion.

36.	Group Payment Arrangements

36.1	The Company has not entered into any group payment arrangements under the provisions of section 36 FA 1998.

Schedule 7

Limitation of Seller’s liability

Subject as provided in clause 7, the following provisions shall apply:

1.	General limitations

1.1	The Seller shall not be liable:

1.1.1	under the Warranties to the extent that the facts which might result in a claim or possible claim under the Warranties were Disclosed;

1.1.2	under the Indemnities or the Warranties or the Tax Deed to the extent that the subject of the claim is specifically provided for in the Working Capital Statement or the Completion Tax Statement;

1.1.3	under this Agreement to the extent that the claim (other than in relation to the Tax Warranties) arises or is increased:

(a)	as a result of an act or omission on the part of the Seller occurring at the written request of the Purchaser after Completion;

(b)	as a result of an act or omission of or at the direction of the relevant Company or the Purchaser after Completion (otherwise than in the ordinary course of trading or under a legally binding obligation of the relevant Company created before Completion or in order to ensure compliance with the law);

(c)	wholly or partly as a result of (i) the passing or coming into force of or any change in any enactment, law, regulation, directive, requirement or any published practice having legal effect of any government, government department or agency or regulatory body (including extra-statutory concessions of HM Revenue and Customs) after Completion, whether or not having retrospective effect or (ii) except as set out in clause 16.1, any change in the basis or method of calculation of, or of increase in the rates of, Taxation made or imposed by legislation after Completion with effect to any period ending before Completion;

1.1.4	under this Agreement to the extent that the Purchaser has recovered any amount under the Tax Deed or otherwise under this Agreement in respect of the same loss, damage or deficiency;

1.1.5	the Seller shall not be liable in respect of any claim under the Warranties (other than the Tax Warranties) or under the Indemnity in clause 6.5(a) to the extent that the claim arises or is increased as a result of any change after Completion in the accounting bases, policies, practice or methods applied in preparing any accounts or valuing assets or liabilities of any Company from those used in preparing the Accounts unless such change was required in order to ensure compliance with the law or with UK GAAP.

2.	Quantum

2.1	The liability of the Seller in respect of any claim under the Warranties or the Indemnity in clause 6.5(i) shall not arise unless and until the amount of such claim when aggregated with the amount of any other claim made against the Seller under the Warranties or such Indemnity exceeds £400,000 in which event all of such claim or claims (and not just the excess) shall be recoverable and no minimum shall apply to any subsequent claims (but for the avoidance of doubt this paragraph shall not prevent a claim from being validly notified pursuant to paragraph 3.1).

2.2	The liability of the Seller in respect of any claim under the Warranties (excluding the Tax Warranties and the Warranties in paragraphs 2.7 (Solvency), 6.1 (Loans and Debts) and 8 (Environment) of Schedule 6) shall not (when aggregated with the amount of all other such claims) exceed 30% of the Consideration.

2.3	Without prejudice to paragraph 2.2 above, the liability of the Seller in respect of any claim under this Agreement, the Tax Warranties or under the Tax Deed shall not (when aggregated with the amount of all other claims under this Agreement and under the Tax Deed) exceed the amount of the Consideration.

3.	Time limits

3.1	The liability of the Seller in respect of any claim under the Warranties or under the Tax Deed shall cease:

3.1.1	in the case of any claim the subject matter of which relates to Taxation, at the close of business on the seventh anniversary of Completion;

3.1.2	in the case of any claim under paragraph 8 (Environment) of Schedule 6, at the close of business on the fifth anniversary of Completion; and

3.1.3	in the case of any other claim, at the close of business on the day which falls 18 months after Completion.

except in respect of matters which before that period expires have been the subject of a bona fide written claim made by or on behalf of the Purchaser to the Seller.

3.2	The Purchaser shall provide to the Seller reasonable details of the factual matters giving rise to the claim including, where possible, the Purchaser’s best estimate of the amount of the claim.

3.3	Any such claim shall (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn unless:

(a)	legal proceedings in respect of it have been commenced by both being issued and served within 9 months of such notification to the Seller; or

(b)	the Seller and the Purchaser have agreed in writing to extend the 9 month period, in which case this paragraph 3.3 shall apply to that claim with the substitution of that extended period.

4.	Conduct of Claims

4.1	As soon as reasonably practicable after the Purchaser becomes aware of any claim made or threatened which does or may result in a claim under the Warranties (other than the Tax Warranties) or the Indemnity in clause 6.5(i), the Purchaser will notify the Seller of that matter (a “Relevant Matter”) (indicating the nature of the allegations made). If the Seller is notified of a Relevant Matter made or threatened to be made against the Purchaser or a Company (each an “Indemnified Party”), the Seller shall provide the Indemnified Party with such information and assistance in relation to the matter giving rise such Relevant Matter as it may reasonably require provided that the Indemnified Party shall and shall procure that its Affiliates and professional advisers shall keep confidential all information so provided. If the Seller is restricted from providing such information due to confidentiality obligations with a third party, the Seller shall use all reasonable endeavours to procure the release of such obligation for the purposes of providing the Purchaser or a Company with the required information.

4.2	Subject to the Purchaser and the relevant Company being indemnified and secured to the Purchaser’s reasonable satisfaction, the Purchaser shall or shall procure that the Company shall:

4.2.1	at reasonable intervals keep the Seller informed of the progress of the Relevant Matter and where the Seller reasonably considers its involvement might lead to a more beneficial settlement of the Relevant Matter for the Purchaser and the Company, involve the Seller in discussions, strategy meetings and contact with the party bringing or threatening the Relevant Matter (without cost to either the Purchaser or the Company);

4.2.2	(at the cost of the Seller) provide the Seller with copies of such documentation relating to the Relevant Matter as the Seller may reasonably request; and

4.2.3	maintain reasonable consultation with the Seller regarding the Relevant Matter and take its views, insofar as they are reasonable, into account.

4.3	Subject to paragraph 4.4, in relation to a claim made or threatened against the Purchaser or a Company that will or may give rise to liability under any Indemnity, or any other such claim in respect of which the Seller undertakes to indemnify and hold harmless the Purchaser as if such claim was the subject of an Indemnity (each a “Third Party Claim”), the Purchaser shall, subject to the Purchaser and the relevant Company being indemnified and secured to the Purchaser’s reasonable satisfaction, and subject to paragraph 4.3.3 below:

4.3.1	take such action as the Seller may reasonably request to:

(a)	avoid, dispute or defend; or

(b)	appeal or compromise,

the	Third Party Claim;

4.3.2	permit the Seller reasonable access at reasonable times to the employees and premises of the Purchaser to ask reasonable questions provided that the Seller shall, and shall procure that its professional advisers shall, keep confidential all matters so examined, and provided that the Purchaser may require the Seller to pay a reasonable fee for the time of the employees of the Purchaser spent in connection with such examination;

4.3.3	For the purpose of this clause 4.3:

(i)	the appointment of solicitors or other professional advisers shall be subject to the approval of the Purchaser such approval not to be withheld or delayed unreasonably;

(ii)	the Purchaser shall be kept fully informed of all relevant matters and shall be entitled to see copies of all correspondence relating to any such action, negotiations or proceedings; and

(iii)	the Seller shall not make any settlement of or compromise the Third Party Claim nor agree any matter in the conduct of any such action, negotiations or proceedings which is likely to affect the amount of the claim or the future liability of the Purchaser without the prior written approval of the Purchaser, such approval not to be withheld or delayed unreasonably.

4.4	The provisions of paragraph 4.3 shall apply to any claim made or threatened against the Purchaser or a Company that will or may give rise to liability under the Indemnity in clause 6.5(i) (a “L/B Claim”), in lieu of the provisions of paragraph 4.2, if the Seller reasonably considers that such L/B Claim will give rise to a liability on the part of the Seller notwithstanding paragraph 2.1 above, provided that in exercising its conduct rights under paragraph 4.3 the Seller shall use reasonable endeavours to mitigate the relevant Company’s liability in respect of such L/B Claim.

4.5	Pending the Seller acquiring rights of conduct in respect of a L/B Claim pursuant to paragraph 4.4, the Purchaser shall (and shall procure that the relevant Company shall) use reasonable endeavours to mitigate such Company’s liability in respect of such L/B Claim.

5.	Recovery from Third Parties

5.1	Where the Purchaser and/or the relevant Company is or is likely to be entitled to recover from some other person (including any insurer) any sum in respect of any matter giving rise to a claim for breach of the Warranties (other than the Tax Warranties), or under any Indemnity, then the Purchaser shall at the request of the Seller and subject to the Seller giving to the Purchaser security in terms satisfactory to the Purchaser (acting reasonably) on an indemnity basis in respect of its costs and expenses, taxes, which may be incurred (including, in relation to a claim under against any insurer, any increase in premium on a renewal of the relevant insurance policy) procure that reasonable steps are taken to enforce such recovery and if any sum is so recovered then either the amount payable by the Seller in respect of the claim shall be reduced by an amount equal to the sum so recovered (less the reasonable costs and expenses of recovering it and any taxation payable by the Purchaser or the Company as a result of its receipt) or (if an amount shall already have been paid by the Seller in respect of that claim) there shall be repaid to the Seller an amount equal to the amount so recovered (less the reasonable costs and expenses of its recovery and any taxation payable by the Purchaser or the Company as a result of its receipt) or (if less) the amount of the Seller’s payment PROVIDED ALWAYS the Purchaser shall not be obliged to take such steps to recover if to do so would (in the reasonable opinion of the Purchaser) cause material damage to the goodwill or business of the relevant Company nor shall the Purchaser’s obligations under this paragraph restrict or delay in any way the Purchaser’s right to bring a claim against the Seller.

Schedule 8

Working Capital Adjustment

1.	Preparation of Working Capital Statement

1.1	As soon as reasonably practicable after Completion, the Purchaser shall prepare a draft Working Capital Statement for the Companies in the form set out in Schedule 10.

1.2	The Seller shall procure that the Purchaser has access (without charge), through its employees, agents and advisers, to all relevant files and/or working papers (with the right to take copies at the Purchaser’s expense) in their possession or control (but not in the possession of any Company), to the extent that they are reasonably required in connection with the preparation of the Working Capital Statement and subject to the Purchaser providing the Seller’s advisers with such undertaking as are reasonably requested.

1.2	The draft Working Capital Statement shall be prepared as at the opening of business on the date of Completion in accordance with the principles set out in this Schedule.

1.3	The Purchaser shall procure that the draft Working Capital Statement is submitted to the Seller for review by the Seller within 60 Business Days after Completion. The Purchaser shall procure that each Company gives the Seller (and its respective employees, agents and advisers) without charge access to all relevant files and/or working papers (with the right to take copies at the Seller’s expense) in such Company’s possession or control to the extent they are reasonably required for the purposes of the Seller’s review of the draft Working Capital Statement and subject to the Seller providing the Purchaser’s advisers with such undertakings as are reasonably requested.

1.4	The Parties shall pay their own respective costs in connection with the preparation of the Working Capital Statement.

1.5	The draft Working Capital Statement shall be deemed to have been accepted as the Working Capital Statement and no dispute may be raised in relation to it unless, within 30 Business Days of it being received by the Seller, the Seller delivers to the Purchaser notice to the contrary specifying (i) the item or items disputed; (ii) the Seller’s reasons; and (iii) how the draft Working Capital Statement and the Provisional Consideration should be adjusted (the “Dispute Notice”). Only those item(s) and amount(s) listed in the Dispute Notice shall be treated as being in dispute. If the Purchaser and the Seller resolve the item(s) raised in the Dispute Notice in the 15 Business Days following receipt of the Dispute Notice, the draft Working Capital Statement (adjusted, if necessary, as agreed by the Purchaser and the Seller) will be deemed to have been accepted by the Parties as the Working Capital Statement.

1.6	If the Seller and the Purchaser are unable to reach agreement within 15 Business Days of the Dispute Notice, the item(s) and amount(s) in dispute may, at the written election of the Seller or the Purchaser, be referred to the decision of PricewaterhouseCoopers or, if they are unwilling or unable to act, an independent chartered accountant (the “Independent Accountant”) to be appointed (in default of nomination by agreement between the Seller and the Purchaser) by the President for the time being of the Institute of Chartered Accountants in England and Wales on the written application of the Seller or of the Purchaser (whichever applies first).

1.7

The Independent Accountant shall act as an expert and not as an arbitrator and neither the Arbitration Act 1996 nor any earlier or later enactments on arbitration shall apply. The Independent Accountant shall be instructed to adjudicate only upon the matters in dispute, and in no event shall any determination made by the Independent Accountant award to the Purchaser an amount greater than that claimed by the Purchaser, or award to the Seller an amount greater than that claimed by the Seller. The Independent Accountant’s decision shall (in the absence of manifest error) be final and binding on the Parties for all the purposes of this Agreement. The draft Working Capital Statement, as adjusted (if necessary) to reflect the

Independent Accountant’s final and binding decision, will be deemed to have been accepted by the Parties as the Working Capital Statement.

1.8	The costs of the Independent Accountant shall be apportioned between the Parties as the Independent Accountant shall decide but each Party shall be responsible for its own costs of presenting its case to the Independent Accountant.

Basis for preparation of the Working Capital Statement

PART A: Accounting policies, principles, practices, bases and methodologies

The Working Capital Statement for the Companies shall:

1.	be prepared strictly in accordance with the specific overriding accounting principles, practices and policies set out in Part B (Specific accounting principles, practices and policies) of this Schedule;

2.	subject to paragraph 1 above, be prepared using the accounting principles, practices and policies of the Companies applied in accordance with bases and methodologies consistent with the preparation of the US GAAP Accounts; and

3.	subject to paragraphs 1 and 2 above, be prepared under generally accepted accounting principles and financial reporting and accounting standards in the United States of America in issue and applicable at the Completion Date.

PART B: Specific accounting principles, practices and policies

The Working Capital Statement shall be prepared:

1.	as if the date to which the Working Capital Statement is made up were the last day of a financial year;

2.	(except as expressly provided in this Agreement) so as to include no charge, provision, reserve or write-off in respect of any costs, liabilities or charges to be incurred after the date to which the Working Capital Statement is made up as a consequence of the change of ownership of the Companies or closure of any business (or part thereof) which results from the change of ownership (provided that the valuation of a business, and its assets, shall be conducted in the context of the relevant business at Completion without taking into account any change of ownership thereof or the Purchaser’s intentions with respect to the conduct of any business after Completion);

3.	so as to take no account of the costs of the Seller or the Purchaser in relation to this Agreement (including, without limitation, the costs of the preparation, delivery, review and resolution of the Working Capital Statement);

4.	(except as specified in Schedule 10) such that the rate of exchange for conversion between relevant currencies and sterling shall be as set out in clause 1.2.12 of this Agreement;

5.	after the day which is the earlier of (i) the completion by the Seller of its financial reporting requirements or (ii) 14 November 2008, the Purchaser shall arrange for a physical stock take to take place at the premises of each Company. The Seller, Graham Payne and Deloittes (the “Seller’s Accountants”) shall be permitted access to attend at the time the Purchaser determines for the physical count at each premises and to perform such sample test counts as they may reasonably request. The following counting procedure shall apply:

Andover	–	Full physical inventory

Penge Motion	–	Raw materials and sub assemblies – all items with a net book value after provisions in excess of £1,000
Penge Motion	–	WIP and finished goods – all items
Penge Avionics	–	Raw materials and sub assemblies – all items with a net book value after provisions in excess of £1,000
Penge Avionics	–	WIP and finished goods – all items
Heathrow Avionics	–	Raw materials and sub assemblies – all items with a net book value after provisions in excess of £1,000
Heathrow Avionics	–	WIP and finished goods – all items
Traxsys	–	Raw materials and sub assemblies – all items with a net book value after provisions in excess of £1,000
Traxsys	–	WIP and finished goods – all items

Items not counted according to this policy will be valued under existing accounting policies.

6.	so as to include (on the same basis as in the calculation of the Estimated Working Capital) a provision in respect of accrued holiday pay for Graham Payne (and disregarding for this purpose the Payne Compromise Agreement).

Schedule 9

List of documents in the agreed form

1.	Tax Deed

2.	Directors’ resignations (Schedule 5 paragraph 1 (Completion Obligations))

3.	Powers of attorney (Schedule 5 paragraph 1 (Completion Obligations))

4.	US GAAP Accounts (clause 1.1 (Definition of “US GAAP Accounts”))

5.	Schedule of outstanding and unpaid cheques (clause 1.1 (Definition of “Cash”))

6.	Deeds of Assignment

7.	Releases

8.	Traxsys Supply Agreement

9.	Resolution to change the name of AIDL

10.	s.l79 joint elections (Schedule 5 paragraph 1 (Completion Obligations))

11.	Payne Compromise Agreement

12.	Estimated Working Capital

13.	Accounts

14.	Esterline Reorganisation Step Plan

Schedule 10

Form of Working Capital Statement

Actual Cash Balance

Accounts receivable

Inter Affiliate Receivables

Bad debt provision

Unbilled

Accounts receivable other

Net external

Inventory

Raw materials

Work in progress

Finished goods

Less progress payments

Total

Prepaid expenses

Other current assets

Total current assets

Current Liabilities

Actual Borrowing Amount

Accounts payable

Inter Affiliate Payables

Accrued expenses

Accrued payroll related

Payroll

Total current liabilities

Net Working Capital

Plus Transitional Services:

Life, PHI and BUPA for two months (or for such other period as services provided)

Salary and wages for Olivier Cuq for two months (or for such other period as services provided)

Salary and wages and benefits for Richard LaMantia for two months (or for such other period as services provided)

Plus:

£98,700 being the Purchaser contribution to Retention Bonuses

Actual Working Capital

Notes:

•	Capitalised expressions shall have the meanings given to them in this Agreement.

•

For the avoidance of doubt, Ordinary Trading Items will be included and Tax liabilities, and any Incentive Bonus payments (including in respect of Graham Payne) shall be excluded from the Working Capital Statement.

•	The line items Inter Affiliate Receivables and Inter Affiliate Payables shall respectively include Inter-Company Receivables and Inter-Company Payables as defined in this Agreement.

•

Accrued amounts due in respect of Transitional Services to be added to working capital and included in final payment under clause 3 (such payment being deemed to be made by Purchaser on behalf of the relevant Company).

•

The amounts included for transitional services shall (where applicable) be converted into pounds sterling at the average exchange rate for the period during which such Transitional Services were provided.

Schedule 11

Transitional Services

Services

Non UK Employee Services- payroll and benefits:

The Seller shall provide or procure (but as regards persons outside the Retained Group, only so far as it is able) the provision of the following services to the relevant Company:

•

Provision and management of salaried payroll and benefits in relation to Richard LaMantia (based in the USA) and Olivier Cuq (based in France) (together the “Non-UK Employees”) (on the same basis as provided as at the date of this Agreement) for a period of up to 60 days after Completion

The Seller will maintain or procure the maintenance of all necessary personnel and payroll records and pay any associated payroll tax to the appropriate government agency or body. The Seller will process the recovery of any overpayments made during the period up to and including the relevant Services Termination Date and will liaise with human resources at the relevant Company as required.

The Seller shall issue to the Company an invoice relating to payments to be administered by the Seller on the Company’s behalf in relation to PAYE, national insurance contributions and pensions contributions not less than 5 Business Days before the date upon which the Seller is obliged to pass such payments on (the “Payroll Payment Date”). The invoices submitted by the Seller above shall be settled pursuant to clause 3.2 and Schedule 10 or, to the extent not included in Schedule 10, in cleared funds by the Company no less than 2 Business Days before the relevant Payroll Payment Date.

Graham Payne Consultancy Arrangement

The Seller shall procure (so far as it is able) that Graham Payne provides consultancy services to the Companies as follows:

(a)	Graham shall perform, on a non-exclusive basis, general management services for the Companies with a view to ensuring a smooth handover of the Business, including but not limited to: (i) provision of services relating to the day to day management of the Business performed in a manner consistent with his performance and responsibilities during the 6 month period prior to Completion; and (ii) support in connection with the transitioning of responsibilities to the manager appointed by the Purchaser; and (iii) introduction of the appointed manager to key customers and suppliers; and (iv) ensuring continued services (IT and HR) from the Retained Group in accordance with this Schedule until the services are transitioned to the Companies (“Consultancy Services”);

(b)	During the period of the Consultancy Services, Graham shall report directly to Richard Madamba;

(c)	Graham shall be required to perform the Consultancy Services for a period of 40 days from Completion (the “Consultancy End Date”) as follows:

(i)	Graham will provide the Consultancy Services on a full time basis for a period of 15 Business Days post Completion (“Initial Period”);

(ii)	for the period from the end of the Initial Period until the Consultancy End Date (“Second Period”), Graham shall provide such reasonable assistance to the Companies as requested by the Companies or the Purchaser. Provided that this assistance shall be by telephone or email, and Graham shall not be required to attend the Properties in person other than by prior agreement between Graham and the Purchaser;

The Purchaser shall procure that Graham is reimbursed promptly for all reasonable out of pocket expenses properly incurred in providing the Consultancy Services.

Employee Services – UK Life/Medical Insurance:

Provision and continuation of life, medical and income protection insurance under the existing policies for all UK employees of the Companies until the termination date of the relevant existing policy.

Employee Services – Peoplesoft System:

Full access by the relevant Company (to already trained HR personnel) to the HRIS system “Peoplesoft” licensed by the Retained Group for a period of 60 days after Completion in relation to the employees of the Companies including access to review data and download files and data in relation to such employees.

Website Services:

Hosting and management by the Seller (on the same basis as hosted as at the date of this Agreement (including as to service levels)) for a period of up to 180 days after Completion of the following two websites pending establishment of alternative hosting arrangements:

muirheadaerospace.com

traxsys.com

This shall include, but shall not be limited to:

•

removal of all branding in relation to and references to the Retained Group as requested by the Purchaser and inclusion on the website of the Ametek name and logo and other Ametek corporate branding requirements as provided by the Purchaser; and

•	inclusion of links to Ametek group or other websites as may reasonably be required by the Purchaser.

The Purchaser shall procure that the relevant members of its group establish alternative hosting arrangements for the websites as soon as reasonably practicable after Completion.

Email Security Services – Postini (Google Message Security) System:

Full use and access, for a period of up to 30 days after Completion, to the Postini (now Google) software currently used by AIDL and Muirhead.

Signed by Robert W. Cremin	)
for and on behalf of	)
ESTERLINE TECHNOLOGIES LIMITED	)	/s/ Robert W. Cremin Duly authorised

Signed by Robert W. Cremin	)
for and on behalf of	)
ESTERLINE TECHNOLOGIES CORPORATION	)	/s/ Robert W. Cremin Duly authorised

Signed by John J. Molinelli	)
for and on behalf of	)	/S/ John J. Molinelli
EMA HOLDINGS UK LIMITED	)	Duly authorised

Signed by William D. Eginton	)
for and on behalf of	)	/S/ William D. Eginton
AMETEK, INC	)	Duly authorised